Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

among

REPLAY ACQUISITION CORP.,

FINANCE OF AMERICA COMPANIES INC.,

RPLY MERGER SUB LLC,

RPLY BLKR MERGER SUB LLC,

BLACKSTONE TACTICAL OPPORTUNITIES FUND (URBAN FEEDER)—NQ L.P.,

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES—NQ L.L.C.,

FINANCE OF AMERICA EQUITY CAPITAL LLC,

BTO URBAN HOLDINGS L.L.C.,

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT

PARTNERSHIP—NQ – ESC L.P.,

LIBMAN FAMILY HOLDINGS LLC,

THE MORTGAGE OPPORTUNITY GROUP LLC,

L AND TF, LLC,

UFG MANAGEMENT HOLDINGS LLC,

JOE CAYRE

and

BTO URBAN HOLDINGS L.L.C. and LIBMAN FAMILY HOLDINGS LLC, solely in their joint capacity as the Seller Representative

Dated as of October 12, 2020

i

Exhibits

Exhibit A – Sponsor Agreement

Exhibit B – Stockholders Agreement

Exhibit C – Registration Rights Agreement

Exhibit D – Post-Closing Company LLC Agreement

Exhibit E – A&R Certificate of Incorporation of New Pubco

Exhibit F – A&R Bylaws of New Pubco

Exhibit G – Exchange Agreement

Exhibit H – Tax Receivable Agreements

Exhibit I – Form of Omnibus Incentive Plan

Exhibit J – Certificate of Limited Liability Company Domestication of Purchaser and Certificate of Formation of Purchaser (Post-Domestication)

Exhibit K – LLC Agreement of Purchaser (Post-Domestication)

Exhibit L – Operating Agreement of the Purchaser Merger Surviving Company

Exhibit M – Operating Agreement of the Blocker Merger Surviving Company

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (as the same may be modified or amended in accordance with the terms hereof, this “Agreement”) is dated as of October 12, 2020 and is by and among Replay Acquisition Corp., a Cayman Islands exempted company (“Purchaser”); Finance of America Companies Inc., a Delaware corporation and wholly owned Subsidiary of Purchaser (“New Pubco”); RPLY Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of New Pubco (“Purchaser Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of New Pubco (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); Finance of America Equity Capital LLC, a Delaware limited liability company (the “Company”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings”), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 (the “Seller Representative”).

RECITALS

WHEREAS, as of the date hereof, UFG Holdings LLC, a Delaware limited liability company (“Holdings”), owns 100% of the limited liability company interests of the Company (the “Company Membership Interests”);

WHEREAS, on the Closing Date (as defined below), Purchaser desires to issue Purchaser Shares to each PIPE Investor party to a Purchaser PIPE Agreement pursuant to, and in accordance with the terms of, such PIPE Investor’s Purchaser PIPE Agreement and New Pubco desires to issue New Pubco Shares to each PIPE Investor party to a New Pubco PIPE Agreement pursuant to, and in accordance with the terms of, such PIPE Investor’s New Pubco PIPE Agreement (collectively, the “PIPE”), and, following the PIPE, New Pubco will loan all of the proceeds of the PIPE in respect of the New Pubco PIPE Agreements to Purchaser;

WHEREAS, following the PIPE and the Pre-Closing Reorganization (as defined below), Purchaser desires to domesticate as a limited liability company formed under the laws of Delaware and deregister as an exempted company incorporated under the Laws of the Cayman Islands, and to otherwise consummate the Domestication (as defined below) in accordance with Section 2.01, pursuant to which, among other things, each Purchaser Ordinary Share outstanding immediately prior to the Domestication will be converted into a Purchaser Common Unit;

WHEREAS, following the Domestication and the Pre-Closing Reorganization, Purchaser desires (1) to purchase from each Seller, and each Seller desires to sell to Purchaser, such Seller’s Seller Sold Units (as defined below) and (2) to purchase from Blocker GP, and Blocker GP desires to sell to Purchaser, the Blocker GP Sold Units (as defined below);

WHEREAS, following these actions, the parties hereto desire to complete a series of mergers and related transactions, as outlined in Sections 2.04 and 2.05, as a result of which, among other things, New Pubco will hold a controlling interest in the Company;

WHEREAS, following the Blocker Merger (as defined below), Blocker GP desires to contribute to New Pubco, and New Pubco desires to receive from Blocker GP, the Blocker GP Contributed Units (as defined below);

WHEREAS, the parties hereto desire that the actions set forth in these Recitals should occur only upon the terms and conditions as set forth in this Agreement; and

WHEREAS, the respective boards of directors, sole or managing members, general partners or other equivalent governing bodies of each of the parties hereto have each unanimously adopted this Agreement and approved the consummation of the Transactions (including the sale of each Seller’s Seller Sold Units, the sale of the Blocker GP Sold Units, the contribution of the Blocker GP Contributed Units, the issuance of the Non-Participating Company Units Issuable (as defined below), the Purchaser Merger (as defined below), the Blocker Merger, the A&R Certificate of Incorporation of New Pubco (as defined below) and the A&R Bylaws of New Pubco (as defined below)) in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), the General Corporation Law of the State of Delaware, the Companies Law and the applicable Organizational Documents of the parties hereto.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.01.

“Action” means any action, claim, complaint, suit, arbitration, litigation, demand, grievance, investigation, inquiry, notice of violation or citation received, or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Entity, mediator or arbitrator.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, except for the Company and its Subsidiaries, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of Blackstone or any of its Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agency” means the U.S. Federal Housing Administration, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, the U.S. Department of Housing and Urban Development, the United States Department of Agriculture, the U.S. Department of Veteran’s Affairs.

“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency.

“Aggregate Participating Units Purchased” means a number of Participating Company Units equal to the sum of (i) the number of Purchaser Shares outstanding as of immediately prior to the Domestication (and excluding 4,258,500 Purchaser Shares (i.e., a number of Purchaser Shares equal to 60% of the Founder Shares)), plus (ii) the number of New Pubco Shares held by PIPE Investors as of immediately prior to the Domestication, which number of Participating Company Units shall also be reduced by the number of Purchaser Shares for which Redeeming Stockholders have validly requested redemption.

“Applicable Requirements” means (i) all contractual obligations relating to the Business, (ii) all legal requirements applicable to the business of the Company and its Subsidiaries, including Agency Guides and Mortgage Loans and (iii) the Credit Policies and Servicing Policies.

“Blackstone” means The Blackstone Group Inc., a Delaware corporation.

“Blocker GP Owned Units” means the number of Participating Company Units owned by Blocker GP as of immediately following the Company Equity Reclassification.

“Blocker Merger Cash Consideration” means amount to be equal to the quotient of (a) the product of (i) the Pre-Closing Purchaser Cash multiplied by (ii) the quotient of (A) the number of Participating Company Units owned by Blocker as of immediately following the Company Equity Reclassification divided by (B) the Pre-Closing Outstanding Units divided by (b) the number of Blocker Shares issued and outstanding immediately prior to the Blocker Merger Effective Time.

“Blocker Merger Exchange Ratio” means an amount equal to the quotient of (a) the product of (i) the number of Participating Company Units owned by Blocker as of immediately following the Company Equity Reclassification multiplied by (ii) the difference of (A) 100% minus (B) the Sale Percentage divided by (b) the number of Blocker Shares issued and outstanding immediately prior to the Blocker Merger Effective Time.

“Blocker Pro Rata Portion” means, with respect to a holder of Blocker Shares immediately prior to the Blocker Merger Effective Time, the quotient of the number of Blocker Shares held by such holder divided by the number of Blocker Shares outstanding immediately prior to the Blocker Merger Effective Time.

“Business” means the business, operations, assets and liabilities of the Company and its Subsidiaries, taken as a whole, and as conducted as of the date hereof.

“Business Combination” has the meaning ascribed to such term in the Memorandum and Articles of Association.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks are required to be closed in New York, New York or in the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands, as amended.

“Company Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), including each, if any exists, (ii) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health, medical, life insurance or other benefit plan, program, policy, agreement, or other equity-based compensation plan, program, policy, agreement or arrangement, (iii) employment, individual consulting, severance, separation, change in control or retention plan, program, policy, agreement or arrangement or (iv) other material fringe benefit compensation, benefit or employee loan plan, program, policy, agreement or arrangement, but other than any “multiemployer plan” (as defined in Section 3(37) of ERISA) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any actual or contingent liability.

“Company Board” means the board of managers of the Company.

“Company Disclosure Schedule” means the disclosure schedule of the Company, Blocker, the Sellers and Blocker GP referred to in, and delivered pursuant to, this Agreement.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of the Closing.

“Company Material Adverse Effect” means any change or event that has had or would reasonably be expected to have, individually or in the aggregate with other such changes or events, a material adverse effect on the Business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, nor shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would result:

(i) general economic, business or financial market conditions in any of the geographical areas in which any of the Company and its Subsidiaries operate;

(ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, including any changes in residential mortgage rates or terms, and any changes in government policies or practices, or the policies or practices followed by government-sponsored-entities, regarding residential mortgages;

(iii) any change in global, national or regional political or social conditions, including in connection with the results of elections, national emergencies, changes in government or any escalation or worsening of, or uncertainty relating to, any of the foregoing;

(iv) changes in, or effects arising from or related to, the financial, debt, capital, credit or securities markets, including (A) any disruption of any of the foregoing markets, (B) changes in interest rates and/or currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for any of the Transactions;

(v) changes in Law or in GAAP;

(vi) the commencement or worsening of a war or armed hostilities or other national or international calamity involving the United States whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any internet or “cyber” attack or hacking upon or affecting Persons in the United States or any of its territories, possessions, or diplomatic or consular offices or military installations;

(vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God;

(viii) any Contagion Event or any change in Law or policy (including guidelines and directives of industry groups) relating to any Contagion Event;

(ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Purchaser has requested or to which Purchaser has consented in writing (including via e-mail) or which actions are expressly contemplated or expressly permitted by this Agreement;

(x) any failure, in and of itself, by the Company to meet projections, budgets, forecasts, revenue or earnings predictions or other similar forward looking statements for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

(xi) any matter set forth in the Company Disclosure Schedule; and

(xii) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the Transactions, or any public disclosure relating to any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, employees or other Persons with business relationships with the Company or its Subsidiaries, or any action or inaction by a Governmental Entity or any Action or dispute brought or threatened arising out of or relating to the matters in this clause (xii), except, in the cases of the foregoing clauses (i), (ii), (iii) and (iv), to the extent (but only to the extent) such changes or effects have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Contagion Event” means the outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, conditional sales contract, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, commitment or other agreement, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyleft License” means any license applicable to Open Source Software that requires, as a condition to the use, modification, or distribution of such Open Source Software, that Software incorporated into, derived from, or used or distributed with such Open Source Software be licensed, distributed or otherwise made available to third parties (i) in source code form or (ii) under terms that permit redistribution, reverse engineering, modification or the creation of derivative works or other modifications of such Software.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Policies” means any Agency or other policies and procedures (other than any exceptions approved with compensating factors) to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Earnout Shares” means the shares of New Pubco Class A Common Stock, if any, issued pursuant to Section 3.04.

“Electronic Data Room” means the electronic data room established by or on behalf of the Company in connection with the Transactions.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.

“Environmental Laws” means any and all applicable Laws of any Governmental Entity relating to the protection of the environment or, as it relates to exposure to Hazardous Materials, human health or safety.

“Equity Value Amount” means (i) (A) $1,912,000,000 minus (B) the Equity Value Reduction Amount, if any, divided by (ii) $10.

“Equity Value Reduction Amount” means an amount equal to the excess, if any, of (i) the aggregate principal amount outstanding as of 12:01 a.m. on the Closing Date of any Senior Notes that were issued by the Company or any of its Subsidiaries after the date of this Agreement over (ii) $350,000,000; provided, that any such excess shall be reduced dollar-for-dollar by the aggregate amount of all cash used to repay any Indebtedness of the Company or its Subsidiaries at, prior to or in connection with the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement attached hereto as Exhibit G between New Pubco, the Company and the holders of LLC Units (as defined therein) from time to time party thereto, as amended from time to time, to be entered into at and effective upon the Closing.

“Founder Shares” means 7,097,500 of the Purchaser Shares that were purchased in a private placement prior to Purchaser’s initial public offering (i.e., a number of Purchaser Shares equal to (i) the 7,187,500 Purchaser Shares that were purchased in such private placement minus (ii) the 90,000 of such Purchaser Shares that, in the aggregate, were previously transferred to natural persons who serve as directors of Purchaser).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time consistently applied.

“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means petroleum and petroleum distillates, polychlorinated biphenyls, friable asbestos or friable asbestos-containing materials, hazardous or toxic chemicals and all other substances or materials that in relevant form and concentration are regulated as wastes, pollutants, contaminants, hazardous or toxic or any other term of similar import pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money, together with all accrued but unpaid interest thereon and other payment obligations thereon (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof upon the consummation of the Transactions), (ii) any indebtedness of the Company or any of its

Subsidiaries evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of the Company or any of its Subsidiaries (but solely to the extent drawn), (iv) all obligations of the Company or any of its Subsidiaries as lessee that are capitalized in accordance with GAAP, (v) all indebtedness secured by an Encumbrance on property or assets owned or acquired by the Company or any of its Subsidiaries, whether or not the indebtedness secured thereby has been assumed, and (vi) any indebtedness of a Person of a type that is referred to in clauses (i) through (v) above and which is guaranteed by the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights arising under Law anywhere in the world, including (i) trademarks, service marks, trade names, corporate names, brands, slogans, logos, domain names and other forms of Internet-based identification, trade dress and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and the goodwill of the business associated therewith, (ii) patents, applications for patents, and other forms of ownership in inventions filed with or issued by any Governmental Entity and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, and any pre-grant and post-grant variations thereof, (iii) inventions (whether patentable or unpatentable and whether or not reduced to practice), methods, processes, algorithms, designs, plans, specifications, know how, technology, and trade secrets, (iv) copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights, (v) all rights in Software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation and manuals; (vi) all databases and data collections, and (vii) all copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“IT Systems” means all computer hardware (whether general or special purpose), telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company or any of its Subsidiaries in the conduct of the Business.

“Knowledge of Purchaser” (or similar phrases) means the actual knowledge of the individuals listed on Section 1.01(a) of the Purchaser Disclosure Schedule.

“Knowledge of the Company” (or similar phrases) means the actual knowledge of the individuals listed on Section 1.01(a)(1) of the Company Disclosure Schedule.

“Law” means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling or other legally-binding requirement of a Governmental Entity.

“Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Purchaser, adopted on April 2, 2019.

“Mortgage Laws” means applicable federal, state and local Laws regulating the business of originating, processing, underwriting, closing, funding, selling, purchasing and servicing mortgage loans and all applicable orders and directives of applicable financial regulatory authorities.

“Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by the Company or any of its Subsidiaries, including forward and reverse mortgage loans.

“Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a mortgage loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products, and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Servicing Agreement.

“MSR Related Transactions” means any transaction to which a portion of the Mortgage Servicing Rights, the right to receive fees in respect of the Mortgage Servicing Rights or the rights to the Mortgage Servicing Rights and related advances are transferred for fair value to another Person.

“New Pubco Class A Common Stock” means a share of New Pubco’s Class A common stock, par value $0.0001 per share.

“New Pubco Class B Common Stock” means a share of New Pubco’s Class B common stock, par value $0.0001 per share, which shall be voting-only, non-economic stock entitling each holder of at least one such share (regardless of the number of shares so held) to a number of votes equal to the number of Participating Company Units then held by such holder.

“New Pubco PIPE Agreement” means a subscription agreement to purchase New Pubco Shares immediately prior to the Closing in form and substance approved by the Company.

“New Pubco Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of New Pubco representing more than 50% of the combined voting power of New Pubco’s then outstanding voting securities, (b) there is consummated a merger or consolidation of New Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of New Pubco immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of New Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of New Pubco approve a plan of complete liquidation or dissolution of New Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by New Pubco of all or substantially all of the assets of New Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by New Pubco of all or substantially all of the assets of New Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of New Pubco in substantially the same proportions as their ownership of New Pubco immediately prior to such sale.

“New Pubco Share” means a share of New Pubco Class A Common Stock.

“Non-Participating Company Units” means unvested Company Units subject to contractual restrictions providing for forfeiture and barring such Company Units from receiving distributions or other payments, in each case substantially similar to those applicable to unvested Founder Shares, as contemplated in the Post-Closing Company LLC Agreement.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Ordinary Resolution” means a resolution: (a) passed by a simple majority (or, with respect to a resolution in connection with Article 112 or Article 125(d) of the Memorandum and Articles of Association, not less than two-thirds) of such shareholders of Purchaser as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Purchaser and where a poll is taken regard shall be had in computing a majority to the number of votes to which each shareholder of Purchaser is entitled, or (b) approved in writing by all of the shareholders of Purchaser entitled to vote at a general meeting of Purchaser in one or more instruments each signed by one or more of the shareholders of Purchaser and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Participating Company Units” means Company Units other than Non-Participating Company Units.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith; (ii) Encumbrances for Taxes, utilities and other governmental charges that are not yet due and payable (or, if due and payable, that may be paid without penalty) or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (iii) Encumbrances that secure obligations that exist of the date of this Agreement or that are reflected as liabilities on the Latest Company Balance Sheet or Encumbrances the existence of which is referred to in the notes to the Latest Company Balance Sheet; (iv) Encumbrances that are secured by mortgages, mortgage servicing rights, securitizations residuals, reverse mortgage tails, real estate owned property or any other assets resulting from the operation of the Company’s lending businesses, including in connection with any warehouse lines and other loans, lines of credit, master repurchase agreements, participations and securitizations; (v) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property; (vi) matters of record or registered Encumbrances affecting title to any asset which do not materially impair the current use or occupancy of such asset in the operation of the business conducted thereon; (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities which are not violated in any material respect by the current use or occupancy of the Leased Real Property; (viii) statutory Encumbrances of landlords for amounts that are not yet due and payable (or, if due and payable, that may be paid without penalty) or that are being contested in good faith by appropriate proceedings; (ix) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (x) the Encumbrances set forth on Section 1.01(a)(2) of the Company Disclosure Schedule; and (xi) defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, all information that identifies, could reasonably be used to identify or is otherwise associated with an individual person or device, including (i) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (ii) any data regarding an individual’s activities online or on a mobile device or application and (iii) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PIPE Agreement” means a New Pubco PIPE Agreement or a Purchaser PIPE Agreement.

“PIPE Investor” means each Person who executes a PIPE Agreement on or prior to the date of this Agreement.

“Post-Closing Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form set forth on Exhibit D hereto that will be effective immediately prior to the Closing.

“Pre-Closing Company Equityholder” means a holder of a Participating Company Unit immediately following the Company Equity Reclassification and prior to the Closing.

“Pre-Closing Outstanding Units” means the total number of Participating Company Units outstanding immediately prior to the Closing but immediately following the Company Equity Reclassification.

“Pre-Closing Purchaser Cash” means the sum of the gross amount of the cash paid by the PIPE Investors to Purchaser pursuant to the PIPE plus the amount of cash held by Purchaser inside or outside of the Trust Account, less the amount of cash to be paid from the Trust Account to Redeeming Stockholders.

“Pre-Closing Tax Period” means a Tax period that ends on or prior to the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA) and other Laws applicable to the collection and securing of Personal Information by financial institutions, Fair Credit Reporting Act (FCRA), Regulation 2016/679/EU (General Data Protection Regulation) (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Proxy Statement” means a proxy statement of Purchaser to be sent to the stockholders of Purchaser relating to the Special Meeting and the opportunity for Purchaser Stockholders to redeem their Purchaser Shares, together with any amendments or supplements thereto.

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Common Units” means units representing limited liability company interests in Purchaser, following the effectiveness of the Domestication.

“Purchaser Disclosure Schedule” means the disclosure schedule of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub referred to in, and delivered pursuant to, this Agreement.

“Purchaser Ordinary Share” mean an ordinary share of Purchaser, par value $0.0001 per share.

“Purchaser Person” means, with respect to the Purchaser-Side Parties, each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (in each case, other than the Purchaser-Side Parties).

“Purchaser PIPE Agreement” means a subscription agreement to purchase Purchaser Shares immediately prior to the Closing in form and substance approved by the Company.

“Purchaser Share” means, at any time prior to the effectiveness of the Domestication, a Purchaser Ordinary Share or, at any time from and after the effectiveness of the Domestication, a Purchaser Common Unit.

“Purchaser-Side Party” means each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub.

“Purchaser Stockholder” means a holder of Purchaser Shares.

“Redeeming Stockholder” means a Purchaser Stockholder who demands that Purchaser redeem its Purchaser Shares for cash in connection with the Transactions and in accordance with the Memorandum and Articles of Association.

“Registration Rights Agreement” means the Registration Rights Agreement attached hereto as Exhibit C between New Pubco, the Company and certain Pre-Closing Company Equityholders, to be entered into at and effective upon the Closing.

“Registration Statement” means the registration statement on Form S-4 to be filed by New Pubco with the SEC, which shall include (i) a prospectus for the issuance of shares of New Pubco Shares in the Purchaser Merger and (ii) the Proxy Statement.

“Release” means any spill, leaking, pumping, injection, deposit, disposal, discharge, dumping or pouring into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

“Sale Percentage” means the quotient (expressed as a percentage) of (i) the Aggregate Participating Units Purchased, divided by (ii) the Equity Value Amount.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

“Seller Person” means each of Holdings, the Sellers and Blocker GP, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Holdings, the Sellers or Blocker GP or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing.

“Seller-Side Party” means each of the Sellers, the Company, Blocker and Blocker GP.

“Senior Notes” means the senior notes contemplated to be issued by Finance of America Funding LLC after the date of this Agreement.

“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Entity or any other Person (other than any of the parties or any of their respective Affiliates) to service and administer Mortgage Loans.

“Servicing Policies” means any Agency or other policies and procedures to which the Company is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by the Company or the Subsidiaries (either directly or through a subservicing arrangement).

“Software” means all (i) computer software, mobile applications and programs, including source code and object code, (ii) all files, scripts, application programming interfaces, manuals, architecture, algorithms, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, templates, user interfaces, menus, and other items and documentation related thereto or associated therewith, and (iii) any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, and new releases; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Meeting” means a meeting of the holders of Purchaser Shares to be held for the purpose of approving the Proposals.

“Special Resolution” means a special resolution of Purchaser passed in accordance with the Companies Law, being a resolution: (a) passed by a majority of not less than two-thirds of such shareholders of Purchaser as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of Purchaser of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each share of Purchaser is entitled, or (b) approved in writing by all of shareholders of Purchaser entitled to vote at a general meeting of Purchaser in one or more instruments each signed by one or more of the shareholders of Purchaser and the effective date of the special resolution so adopted shall be the date.

“Sponsor” means Replay Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” means the Amended and Restated Sponsor Agreement attached hereto as Exhibit A entered into contemporaneously with the execution and delivery of this Agreement between Purchaser, New Pubco, the Company, Sponsor and the other Sponsor Persons (as defined therein), pursuant to which, among other things, (i) prior to the Purchaser Merger, all of the warrants owned by the Sponsor Persons will be exchanged for Purchaser Shares and (ii) 60% of the Founder Shares converted in the Purchaser Merger into New Pubco Shares will be subject to contractual restrictions providing for forfeiture except upon the achievement of certain conditions and, until the achievement of such conditions, will be subject to contractual restrictions barring them from receiving dividends or other payments and subjecting them to vote-neutering provisions, in each case as set forth in greater detail in the Sponsor Agreement.

“Stockholders Agreement” means the Stockholders Agreement attached hereto as Exhibit B between New Pubco and certain Pre-Closing Company Equityholders, to be entered into at and effective upon the Closing.

“Straddle Period” means a Tax period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” means any U.S. federal, state, local or foreign income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding, estimated, alternative minimum, add-on, transfer, goods or services, registration, value added, natural resources, stamp, occupation, premium, windfall profits, environmental, customs, duties, levies, real property, personal property, capital stock, social security, unemployment, disability, license, or other similar taxes imposed by any Tax authority, and any interest or penalties or other additional amounts imposed by such Tax authority with respect thereto, whether or not disputed.

“Tax Receivable Agreements” means, collectively, the Tax Receivable Agreements attached hereto as Exhibit H, each among New Pubco and the other parties from time to time party thereto, as amended and/or restated from time to time, to be entered into at and effective upon the Closing.

“Tax Return” means any return, report, declaration or information return required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Trading Day” means any day on which shares of New Pubco Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of New Pubco Class A Common Stock are then traded.

“Transaction Agreements” means this Agreement, the Sponsor Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Post-Closing Company LLC Agreement, the Exchange Agreement, the Tax Receivable Agreements, and each other agreement being delivered in connection herewith.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Transactions.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of New Pubco.

“Warrant Agreement” means that certain warrant agreement, dated as of April 3, 2019, by and between Purchaser and Continental Stock Transfer and Trust Company.

SECTION 1.02    Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
A&R Bylaws of New Pubco	§ 8.21(d)
A&R Certificate of Incorporation of New Pubco	§ 8.21(c)
Accountant	§ 8.11(a)
Agreement	Preamble
Allocation	§ 8.11(a)
Amendment Proposal	§ 8.12(c)
Audited Financial Statements	§ 4.05
Blackstone Related Person	§ 8.07(h)
Blocker	Preamble
Blocker Conversion	§ 2.05(a)
Blocker GP	Preamble
Blocker GP Contributed Units	§ 2.05(c)
Blocker GP Contribution	§ 2.05(c)
Blocker GP Sale Consideration	§ 2.03(b)
Blocker GP Sold Units	§ 2.03(b)
Blocker Merger	§ 2.05(b)
Blocker Merger Certificate of Merger	§ 2.05
Blocker Merger Consideration	§ 3.03(a)
Blocker Merger Effective Time	§ 2.05
Blocker Merger Sub	Preamble
Blocker Merger Sub Interests	§ 7.02(b)
Blocker Merger Surviving Company	§ 2.05(b)
Blocker Share	§ 3.03(a)
BTO Urban	Preamble
Cayman De-Registration	§2.01(a)(i)
Cayman Filings	§2.01(a)(i)
Cayman Proposals	§ 8.12(c)
Closing	§ 2.07
Closing Date	§ 2.07
Company	Preamble
Company Business Combination Proposal	§ 8.17(b)
Company Equity Reclassification	§ 2.02
Company Intellectual Property	§ 4.09(b)
Company Material Contracts	§ 4.18(b)
Company Membership Interests	Recital
Company Unit	§ 2.02
Confidential Information	§ 8.05(b)
Confidentiality Agreement	§ 8.05(a)
Delaware Domestication	§2.01(a)(ii)
DLLCA	Recitals
Domestication	§2.01(a)(ii)
DRULPA	Recitals
Employment Matters	§ 4.17(a)
Enforceability Exceptions	§ 4.03
Executive Order	§ 4.19(b)

Defined Term	Location of Definition
Extension Proposal	§ 8.12(c)
Family Holdings	Preamble
FCPA	§ 4.20
Financial Statements	§ 4.05
First Earnout Achievement Date	§ 3.04(a)
Fully Diluted Shares	§ 8.03(a)
Governmental Filings	§ 4.04(b)
Hedging Instruments	§ 4.19(f)
Holdings	Recitals
Indemnified Individuals	§ 8.08(a)
Intended Tax Treatment	§ 8.11(a)
Interim Financial Statements	§ 4.05
Interim Period	§ 8.01
Issuance Proposal	§ 8.12(c)
Latest Company Balance Sheet	§ 4.05
Latest Company Balance Sheet Date	§ 4.05
Leased Real Property	§ 4.08(a)
Leases	§ 4.08(a)
LLC Agreement of Purchaser	§ 2.01(b)
LTIP	§ 8.03(b)
Merger Sub Interests	§ 7.02(b)
Mergers	§ 2.05(b)
MERS	§ 4.19(c)
New Pubco	Preamble
New Pubco Cash Consideration	§ 2.05(e)
New Pubco Class B Common Stock Subscription	§ 3.01(b)
New Pubco Common Stock	§ 7.02(b)
Non-Participating Company Units Issuable	§ 2.03(c)
Non-Recourse Party	§ 12.15
OFAC Regulations	§ 4.19(b)
Omnibus Incentive Plan	§ 8.03(a)
Omnibus Incentive Plan Proposal	§ 8.12(c)
Operating Agreement of the Blocker Merger Surviving Company	§ 2.10
Operating Agreement of the Purchaser Merger Surviving Company	§ 2.08
Outside Date	§10.01(a)
Outstanding Company Expenses	§ 3.05(a)
Outstanding Purchaser Expenses	§ 3.05(b)
Owned Intellectual Property	§ 4.09(a)
Pass-Through Tax Return	§8.11(b)(i)
Payment Spreadsheet	§ 2.12(b)
PCAOB Audited Financials	§ 8.22
Permits	§ 4.14(a)
PIPE	Recitals
Pre-Closing Reorganization	§ 2.02
Private Placement Warrants	§ 7.02(a)
Proposals	§ 8.12(c)
Public Certifications	§ 7.05(a)
Public Warrants	§ 7.02(a)
Purchaser	Preamble
Purchaser Benefit Plans	§ 7.08
Purchaser Board Recommendation	§ 8.12(d)

Defined Term	Location of Definition
Purchaser Business Combination Proposal	§ 8.17(a)
Purchaser Closing Statement	§ 2.12(a)
Purchaser Merger	§ 2.04
Purchaser Merger Certificate of Merger	§ 2.04
Purchaser Merger Effective Time	§ 2.04
Purchaser Merger Sub	Preamble
Purchaser Merger Sub Interests	§ 7.02(b)
Purchaser Merger Surviving Company	§ 2.04
Purchaser Person Releasers	§11.03(b)
Purchaser Privileged Communications and Materials	§ 12.17
Purchaser Warrants	§ 7.02(a)
Registrar	§2.01(a)(i)
Replacement RSUs	§ 8.03(b)
SEC Reports	§ 7.05(a)
Second Earnout Achievement Date	§ 3.04(b)
Seller	Preamble
Seller Cash Consideration	§ 2.03(a)
Seller Class B Shares	§ 2.05(e)
Seller Person Releasers	§11.03(a)
Seller Privileged Communications and Materials	§ 12.16
Seller Representative	Preamble
Seller Sold Units	§ 2.03(a)
Tail Insurance Period	§ 8.08(c)
Tax Proceeding	§8.11(e)(i)
Trust Account	§ 7.11(a)
Trust Agreement	§ 7.11(a)
Trustee	§ 7.11(a)
Voting Company Debt	§ 4.02(a)
Warrant Offer	§ 8.20

ARTICLE II

REORGANIZATION; PURCHASE AND SALE OF SHARES; MERGERS

SECTION 2.01    Domestication; Intercompany Loan.

(a)    On the Closing Date, Purchaser shall:

(i)    file with the Registrar of Companies of the Cayman Islands (the “Registrar”) a declaration or affidavit as contemplated by s.206(2) of the Companies Law (the “Cayman Filings”) and take such other steps as are required under the Laws of the Cayman Islands with respect to the registration of Purchaser by continuation in the State of Delaware and to procure the de-registration of Purchaser as an exempted company in the Cayman Islands (such de-registration, the “Cayman De-Registration”); and

(ii)    immediately after making the Cayman Filings, file on an expedited basis with the Secretary of State of the State of Delaware a Certificate of Limited Liability Company Domestication and a Certificate of Formation in substantially the forms of Exhibit J (such filings and actions collectively, the “Delaware Domestication”; and, together with the Cayman De-Registration, the “Domestication”), with the Delaware Domestication becoming effective immediately upon the filing of the aforementioned certificates or at such other time as may be agreed in writing by Purchaser and the Company and specified in such certificates.

(b)    Purchaser shall take all steps required by the DLLCA to cause a limited liability company agreement of Purchaser in substantially the form of Exhibit K (the “LLC Agreement of Purchaser”) to be effective upon the effectiveness of the Delaware Domestication.

(c)    On the Closing Date, immediately following the consummation of the Domestication and prior to the actions contemplated by Section 2.03, New Pubco will loan all of the proceeds of the PIPE in respect of the New Pubco PIPE Agreements to Purchaser.

SECTION 2.02    Pre-Closing Reorganization. Prior to the Closing, the Sellers and the Company shall take, or cause to be taken, the actions set forth on Section 2.02 of the Company Disclosure Schedule; provided, that the Sellers and the Company may make, or cause to be made, any modifications to such actions so long as such modifications, individually or in the aggregate, are not reasonably expected to materially adversely impact the expected benefits of the Transactions to Purchaser (the actions set forth on Section 2.02 of the Company Disclosure Schedule, together with any modifications contemplated by the foregoing proviso, the “Pre-Closing Reorganization”) such that the Pre-Closing Reorganization is completed no later than immediately prior to the effectiveness of the Domestication. As part of the Pre-Closing Reorganization, the Company shall reclassify all of its equity interests into a single class of unitized equity interests as set forth in greater detail in the Post-Closing Company LLC Agreement (the “Company Equity Reclassification”; each unitized equity interest, a “Company Unit”) such that, following the Company Equity Reclassification, (i) the Sellers, Blocker and Blocker GP will together own 100% of the outstanding Company Units, (ii) no Non-Participating Company Units will be outstanding and (iii) and the total number of Participating Company Units outstanding will equal the Equity Value Amount.

SECTION 2.03    Delivery and Purchase of Units and Shares. Immediately following Purchaser’s receipt of evidence of the effectiveness of the Delaware Domestication from the Secretary of State of the State of Delaware, upon the terms and subject to the conditions set forth in this Agreement:

(a)    Each Seller will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase, acquire and receive from such Seller, a number of Participating Company Units (such Participating Company Units so sold by a Seller, such Seller’s “Seller Sold Units”) equal to the product of (i) the number of Participating Company Units owned by such Seller as of immediately following the Company Equity Reclassification, multiplied by (ii) the Sale Percentage, in exchange for the payment by Purchaser to such Seller of cash in an amount equal to the product of (A) the Pre-Closing Purchaser Cash, multiplied by (B) the quotient of (1) the number of Participating Company Units owned by such Seller as of immediately following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units (such aggregate cash to be paid to a Seller, such Seller’s “Seller Cash Consideration”) and, upon the sale and transfer of such Seller Sold Units and notwithstanding any provision of the limited liability company operating agreement of the Company or otherwise to the contrary, Purchaser shall be admitted to the Company as a member holding such Seller Sold Units, Purchaser hereby agrees to be bound by the terms and conditions of the Post-Closing Company LLC Agreement and the Company shall continue without dissolution;

(b)    Blocker GP will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase, acquire and receive from Blocker GP, a number of Participating Company Units (the “Blocker GP Sold Units”) equal to the product of (i) the number of Participating Company Units owned by Blocker GP as of immediately following the Company Equity Reclassification, multiplied by (ii) the Sale Percentage, in exchange for cash in an amount equal to the product of (A) the Pre-Closing Purchaser Cash, multiplied by (B) the quotient of (I) the number of Participating Company Units owned by Blocker GP as of immediately following the Company Equity Reclassification, divided by (II) the Pre-Closing Outstanding Units (such cash, the “Blocker GP Sale Consideration”) and, upon the sale and transfer of such Blocker GP Sold Units and notwithstanding any provision of the limited liability company operating agreement of the Company or otherwise to the contrary, Purchaser shall be a member of the Company holding such Blocker GP Sold Units and the Company shall continue without dissolution;

(c)    the Company will issue to Purchaser, and Purchaser will accept from the Company, 4,258,500 Non-Participating Company Units, which number is equal to 60% of the number of Founder Shares converted into Purchaser Common Units (such number of Non-Participating Company Units, the “Non-Participating Company Units Issuable”).

SECTION 2.04    Purchaser Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Purchaser Merger Effective Time, Purchaser Merger Sub shall merge (the “Purchaser Merger”) with and into Purchaser, with Purchaser surviving the merger as a direct wholly-owned Subsidiary of New Pubco and continuing without dissolution as a Delaware limited liability company under the DLLCA (Purchaser, as the surviving entity, is sometimes hereinafter referred to for the periods at and after the Purchaser Merger Effective Time as the “Purchaser Merger Surviving Company”) following the Purchaser Merger and the separate existence of Purchaser Merger Sub shall cease. The Purchaser Merger shall be consummated in accordance with this Agreement and the DLLCA upon the filing, immediately following the actions contemplated by Section 2.03, of the certificate of merger of the Purchaser Merger (the “Purchaser Merger Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as may be agreed by Purchaser and the Company in writing and specified in the Purchaser Merger Certificate of Merger (the “Purchaser Merger Effective Time”). Prior to the Purchaser Merger Effective Time, Purchaser and New Pubco shall take any and all actions as are necessary to ensure that the New Pubco Share that is owned by Purchaser immediately prior to the Purchaser Merger Effective Time shall be repurchased by New Pubco for an aggregate of $1.00 and shall cease to be outstanding at the Purchaser Merger Effective Time. For the avoidance of doubt, the immediately preceding sentence shall not apply to the New Pubco Shares that are owned by the applicable PIPE Investors immediately prior to the Purchaser Merger Effective Time, all of which shall be unaffected by, and shall remain outstanding following, the consummation of the Purchaser Merger.

SECTION 2.05    Blocker Merger and Related Actions. Upon the terms and subject to the conditions set forth in this Agreement:

(a)    immediately following the Purchaser Merger Effective Time, Blocker GP and New Holdco shall cause Blocker to be converted from a Delaware limited partnership to a Delaware limited liability company, in accordance with the DRULPA and the DLLCA (the “Blocker Conversion”);

(b)    at the Blocker Merger Effective Time, Blocker Merger Sub shall merge (the “Blocker Merger” and, together with the Purchaser Merger, the “Mergers”) with and into Blocker, with Blocker surviving the merger as a direct wholly-owned Subsidiary of New Pubco and continuing without dissolution as a Delaware limited liability company under the DLLCA (Blocker, as the surviving entity in the Blocker Merger, is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Blocker Merger Surviving Company”) following the Blocker Merger and the separate corporate existence of Blocker Merger Sub shall cease;

(c)    immediately following the Blocker Merger Effective Time, Blocker GP will contribute, convey, assign and transfer to New Pubco, and New Pubco will accept, acquire and receive from Blocker GP, a number of Participating Company Units (the “Blocker GP Contributed Units”) equal to the difference of (i) the Blocker GP Owned Units minus (ii) the Blocker GP Sold Units, and, in exchange for such contribution, New Pubco will issue to Blocker GP a number of New Pubco Shares equal to the number of Blocker GP Contributed Units (the “Blocker GP Contribution”) and, upon the Blocker GP Contribution and notwithstanding any provision of the limited liability company operating agreement of the Company or otherwise to the contrary, New Pubco shall be admitted to the Company as a member holding such Blocker GP Contributed Units, New Pubco hereby agrees to be bound by the terms and conditions of the Post-Closing Company LLC Agreement and the Company shall continue without dissolution;

(d)    immediately following the Blocker GP Contribution, New Pubco shall contribute the Blocker GP Contributed Units to Blocker;

(e)    immediately following the transactions contemplated by subsection (d) above, New Pubco will issue to each Seller, and each Seller will accept from Purchaser, 100 shares of New Pubco Class B Common

Stock (such shares to be issued to such Seller, such Seller’s “Seller Class B Shares”), in exchange for the contribution by such Seller to New Pubco of cash equal to the par value of such Seller Class B Shares (such cash to be paid by such Seller, such Seller’s “New Pubco Cash Consideration”); and

(f)    immediately following the transactions contemplated by subsection (e) above, New Pubco will contribute the aggregate amount of all New Pubco Cash Consideration to the Company in exchange for the issuance by the Company to New Pubco of a non-economic, managing interest in the Company.

The Blocker Merger shall be consummated in accordance with this Agreement and the DLLCA upon the filing, immediately following the Blocker Conversion, of the certificate of merger of the Blocker Merger (the “Blocker Merger Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as may be agreed by Blocker and the Company in writing and specified in the Blocker Merger Certificate of Merger (the “Blocker Merger Effective Time”).

SECTION 2.06    Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the DLLCA. Without limiting the generality of the foregoing and subject thereto, but subject to the provisions of Section 12.16, (a) by virtue of the Purchaser Merger and without further act or deed, at the Purchaser Merger Effective Time, all of the rights, privileges and powers and all property, real, personal and mixed, of Purchaser and Purchaser Merger Sub shall vest in the Purchaser Merger Surviving Company and all debts due to Purchaser and Purchaser Merger Sub shall become vested in the Purchaser Merger Surviving Company, and (b) by virtue of the Blocker Merger and without further act or deed, at the Blocker Merger Effective Time, all of the rights, privileges and powers and all property, real, personal and mixed, of Blocker and Blocker Merger Sub shall vest in the Blocker Merger Surviving Company and all debts due to Blocker and Blocker Merger Sub shall become vested in the Blocker Merger Surviving Company.

SECTION 2.07    Closing. The closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 a.m., New York time, on the day that is no later than the second Business Day after the day on which the conditions precedent set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived in accordance with this Agreement), or at such other place and time or on such other date as the parties hereto may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. At the Closing, (i) Purchaser shall duly cause such filings as are necessary to effect the Domestication to be duly executed and filed with the Registrar, the Secretary of State of the State of Delaware and any other applicable Governmental Entities as provided in the Companies Law and the DLLCA, (ii) Purchaser shall cause the Purchaser Merger Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DLLCA, (iii) Blocker and Blocker GP shall cause a certificate of conversion effecting the Blocker Conversion to be executed and filed with the Secretary of State of the State of Delaware as provided in the DLLCA and the DRULPA and (iv) Blocker shall cause the Blocker Merger Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DLLCA.

SECTION 2.08    Operating Agreement of the Purchaser Merger Surviving Company. At the Purchaser Merger Effective Time and pursuant to and by virtue of the Purchaser Merger, the limited liability company agreement of Purchaser as in effect immediately prior to the Purchaser Merger Effective Time shall be replaced in its entirety by the new limited liability company agreement substantially in the form set forth on Exhibit L attached hereto (“Operating Agreement of the Purchaser Merger Surviving Company”). The Operating Agreement of the Purchaser Merger Surviving Company shall be the limited liability company agreement of the Purchaser Merger Surviving Company, until thereafter amended, modified, supplemented or restated in accordance with its terms and the DLLCA.

SECTION 2.09    Management of the Purchaser Merger Surviving Company. From and after the Purchaser Merger Effective Time, pursuant to the Operating Agreement of the Purchaser Merger Surviving

Company adopted pursuant to Section 2.08, the Purchaser Merger Surviving Company shall be exclusively managed by New Pubco, as sole member, and the officers of Purchaser Merger Sub as of immediately prior to the Purchaser Merger Effective Time shall become the officers of the Purchaser Merger Surviving Company, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal, in each case, in accordance with the Operating Agreement of the Purchaser Merger Surviving Company and applicable Law.

SECTION 2.10    Operating Agreement of the Blocker Merger Surviving Company. At the Blocker Merger Effective Time and pursuant to and by virtue of the Blocker Merger, the limited liability company agreement of Blocker, as in effect immediately prior to the Blocker Merger Effective Time, shall be replaced in its entirety by the new limited liability company agreement substantially in the form as set forth on Exhibit M attached hereto (“Operating Agreement of the Blocker Merger Surviving Company”). The Operating Agreement of the Blocker Merger Surviving Company shall be the limited liability company agreement of the Blocker Merger Surviving Company, until thereafter amended, modified, supplemented or restated in accordance with its terms and the DLLCA.

SECTION 2.11    Management of the Blocker Merger Surviving Company. From and after the Blocker Merger Effective Time, pursuant to the Operating Agreement of the Blocker Merger Surviving Company adopted pursuant to Section 2.10, the Blocker Merger Surviving Company shall be exclusively managed by New Pubco, as sole member, and the officers of Blocker Merger Sub as of immediately prior to the Blocker Merger Effective Time shall become the officers of the Blocker Merger Surviving Company, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal, in each case, in accordance with the Operating Agreement of the Blocker Merger Surviving Company and applicable Law.

SECTION 2.12    Purchaser Closing Statement; Payment Spreadsheet.

(a)    At least five Business Days prior to the Closing Date, Purchaser shall prepare and deliver to the Company a statement (the “Purchaser Closing Statement”) setting forth Purchaser’s good faith estimates of (i) the amount of Pre-Closing Purchaser Cash as of the Closing (with reasonable supporting detail showing the gross amount of the cash to be paid by the PIPE Investors to Purchaser pursuant to the PIPE, the amount of cash to be paid from the Trust Account to Redeeming Stockholders and any other components thereof), (ii) the number of Purchaser Shares as of the Closing (with reasonable supporting detail showing the number of Purchaser Shares held by Redeeming Stockholders and to be held by PIPE Investors) and (iii) the number of New Pubco Shares as of the Closing (with reasonable supporting detail showing the number of New Pubco Shares to be held by PIPE Investors).

(b)    At least three Business Days prior to the Closing Date, the Company shall deliver to Purchaser a schedule setting forth each Seller’s Seller Sold Units, each Seller’s Seller Cash Consideration, the Blocker GP Sold Units, the Blocker GP Sale Consideration and the Blocker GP Contributed Units to be delivered to each Seller or Blocker GP, as the case may be (the “Payment Spreadsheet”). In preparing the Payment Spreadsheet, the Company shall be entitled to rely fully on the Purchaser Closing Statement. Absent manifest error, the allocation of each Seller’s Seller Sold Units, each Seller’s Seller Cash Consideration, the Blocker GP Sold Units, the Blocker GP Sale Consideration and the Blocker GP Contributed Units set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by the parties for purposes of issuing each Seller’s Seller Sold Units, each Seller’s Seller Cash Consideration, the Blocker GP Sold Units, the Blocker GP Sale Consideration and the Blocker GP Contributed Units, as the case may be, pursuant to this Article II. In issuing the consideration pursuant to this Article II, the Purchaser-Side Parties shall be entitled to rely fully on the allocation of the consideration set forth in the Payment Spreadsheet.

ARTICLE III

CONSIDERATION; EFFECTS OF THE MERGERS

SECTION 3.01    Consideration. At the Closing:

(a)    Purchaser shall pay, or cause to be paid, by wire transfer of same day funds to:

(i)    such account or accounts as each Seller shall designate in writing to Purchaser not less than two Business Days prior to the Closing Date, an amount equal to such Seller’s Seller Cash Consideration; and

(ii)    such account or accounts as Blocker GP shall designate in writing to Purchaser not less than two Business Days prior to the Closing Date, an amount equal to the Blocker GP Sale Consideration;

(b)    Each Seller shall contribute to New Pubco an amount equal to such Seller’s New Pubco Cash Consideration and, in exchange for such contribution, New Pubco shall issue to such Seller a number of shares of New Pubco Class B Common Stock equal to such Seller’s Seller Class B Shares (the “New Pubco Class B Common Stock Subscription”);

(c)    New Pubco shall issue to Blocker GP a number of New Pubco Shares equal to the number of Blocker GP Contributed Units; and

(d)    The Company shall issue to Purchaser a number of Non-Participating Company Units equal to the Non-Participating Company Units Issuable.

SECTION 3.02    Effect on Purchaser and Purchaser Merger Sub Capital Stock; Warrants. Subject to the provisions of this Agreement:

(a)    At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any holder thereof, each Purchaser Common Unit that is issued and outstanding immediately prior to the Purchaser Merger Effective Time shall be automatically converted into the right to receive one New Pubco Share. From and after the Purchaser Merger Effective Time, all of the Purchaser Common Units converted into the right to receive New Pubco Shares in the Purchaser Merger shall no longer be outstanding and shall cease to exist, and each former holder of Purchaser Common Units shall thereafter cease to have any rights with respect to such securities (other than the right to receive New Pubco Shares);

(b)    At the Purchaser Merger Effective Time, without any action on the part of the holder thereof, each warrant to purchase Purchaser Shares that is issued and outstanding immediately prior to the Purchaser Merger Effective Time shall automatically be converted into a warrant to purchase an equal number of New Pubco Shares. The Purchaser-Side Parties shall take all lawful actions to effect the provisions of this Section 3.02(b), including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.02(b), including adding New Pubco as a party thereto, such assignment, assumption and amendment to be in a customary form agreed to by the Company and Purchaser;

(c)    At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any holder thereof, each limited liability company interest of Purchaser Merger Sub issued and outstanding immediately prior to the Purchaser Merger Effective Time shall automatically be converted into and become one validly issued limited liability company interest of the Purchaser Merger Surviving Company and such interests shall constitute the only outstanding limited liability company interests of the Purchaser Merger Surviving Company issued and outstanding as of immediately following the Purchaser Merger Effective Time. From and after the Purchaser Merger Effective Time, each limited liability company interest of Purchaser Merger Sub converted into one limited liability company interest of Purchaser in the Purchaser Merger shall no longer be outstanding and shall cease to exist, and each holder of limited liability company interests of Purchaser Merger Sub shall thereafter cease to have any rights with respect to such securities (other than the right to receive the limited liability company interests of the Purchaser Merger Surviving Company); and

(d)    At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any holder thereof, each Purchaser Share and warrant to purchase Purchaser Shares held in the treasury of Purchaser immediately prior to the Purchaser Merger Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 3.03    Effect on Blocker and Blocker Merger Sub Capital Stock. Subject to the provisions of this Agreement:

(a)    At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder thereof, each unit of limited liability company interest of Blocker (a “Blocker Share”) that is issued and outstanding immediately prior to the Blocker Merger Effective Time shall be automatically converted into the right to receive (i) a number of validly issued, fully-paid and nonassessable New Pubco Shares equal to the Blocker Merger Exchange Ratio, (ii) an amount in cash equal to the Blocker Merger Cash Consideration and (iii) the right to receive Earnout Shares to the extent issuable pursuant to Section 3.04 (the “Blocker Merger Consideration”). From and after the Blocker Merger Effective Time, all of the Blocker Shares converted into the right to receive the Blocker Merger Consideration in the Blocker Merger shall no longer be outstanding and shall cease to exist, and each holder of Blocker Shares shall thereafter cease to have any rights with respect to such securities (other than the right to receive the applicable Blocker Merger Consideration in respect thereof);

(b)    At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder thereof, each limited liability company interest of Blocker Merger Sub issued and outstanding immediately prior to the Blocker Merger Effective Time shall automatically be converted into and become one validly issued limited liability company interest of the Blocker Merger Surviving Company and such interests shall constitute the only outstanding limited liability company interests of the Blocker Merger Surviving Company as of immediately following the Blocker Merger Effective Time. From and after the Blocker Merger Effective Time, all of the limited liability company interests of Blocker Merger Sub converted into the right to receive limited liability company interests of the Blocker Merger Surviving Company shall no longer be outstanding and shall cease to exist, and each holder of limited liability company interests of Blocker Merger Sub shall thereafter cease to have any rights with respect to such securities (other than the right to receive limited liability company interests of Blocker Merger Surviving Company); and

(c)    At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder thereof, each Blocker Share held in the treasury of Blocker immediately prior to the Blocker Merger Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 3.04    Earnout.

(a)    If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):

(i)    New Pubco shall promptly issue to each holder of Blocker Shares outstanding immediately prior to the Blocker Merger Effective Time such holder’s Blocker Pro Rata Portion of a number of validly issued, fully-paid and nonassessable New Pubco Shares equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by Blocker as of immediately prior to the Closing but following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000; and

(ii)    the Company shall, and New Pubco shall cause the Company to, promptly issue to each Pre-Closing Company Equityholder (other than Blocker or any holder of Blocker Shares) a number of additional validly issued, fully-paid and nonassessable Participating Company Units equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by such Pre-Closing Company Equityholder as of immediately following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000.

(b)    If, at any time during the six (6) years following the Closing, the VWAP of New Pubco Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i)    New Pubco shall promptly issue to each holder of Blocker Shares outstanding immediately prior to the Blocker Merger Effective Time such holder’s Blocker Pro Rata Portion of a number of validly issued, fully-paid and nonassessable New Pubco Shares equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by Blocker as of immediately prior to the Closing but following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000; and

(ii)    the Company shall, and New Pubco shall cause the Company to, promptly issue to each Pre-Closing Company Equityholder (other than Blocker or any holder of Blocker Shares) a number of additional validly issued, fully-paid and nonassessable Participating Company Units equal to the product of (A) the quotient of (1) the number of Participating Company Units owned by such Pre-Closing Company Equityholder as of immediately following the Company Equity Reclassification, divided by (2) the Pre-Closing Outstanding Units, multiplied by (B) 9,000,000.

(c)    In the event that there is an agreement with respect to a New Pubco Sale entered into after the Closing and prior to the date that is six (6) years following the Closing Date:

(i)    to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $12.50, and (A) New Pubco shall issue the New Pubco Shares issuable pursuant to Section 3.04(a), (B) the Company shall, and New Pubco shall cause the Company to, issue the additional Participating Company Units issuable pursuant to Section 3.04(a) and (C) New Pubco shall pay the amounts payable pursuant to Section 3.04(a), in each case, on the date prior to such closing (in each case, to the extent such New Pubco Shares and additional Participating Company Units have not previously been issued);

(ii)    to the extent it has not already occurred, the Second Earnout Achievement Date shall also be deemed to occur on the day prior to the closing of such New Pubco Sale if the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $15.00, and (A) New Pubco shall issue the New Pubco Shares issuable pursuant to Section 3.04(b), (B) the Company shall, and New Pubco shall cause the Company to, issue the additional Participating Company Units issuable pursuant to Section 3.04(b) and (C) New Pubco shall pay the amounts payable pursuant to Section 3.04(b), in each case, on the date prior to such closing (in each case, to the extent such New Pubco Shares and additional Participating Company Units have not previously been issued);

(iii)    in the event (x) the price paid per New Pubco Share in such New Pubco Sale is greater than or equal to $10.00 (to the extent the Second Earnout Achievement Date has not occurred) but does not exceed $12.50 and (y) the consideration paid per New Pubco Share in such New Pubco Sale includes stock or other equity consideration, as a condition to the consummation of such New Pubco Sale, the acquiror in such New Pubco Sale shall assume the obligations in Section 3.04(a) and the stock price thresholds set forth in Section 3.04(a) shall be equitably adjusted for the conversion ratio and other terms and conditions of the transaction, as determined by the board of directors of New Pubco in good faith (but the obligations in Section 3.04(b) shall no longer apply from and after the closing of such New Pubco Sale); and

(iv)    in the event the price paid per New Pubco Share in such New Pubco Sale is (x) less than $10.00 or (y) less than $12.50 and payable solely in cash consideration, the obligations in Sections 3.04(a) and 3.04(b) shall no longer apply from and after the closing of such New Pubco Sale;

provided, that (I) in each of the foregoing clauses (i) through (iv), to the extent the price paid per New Pubco Share includes contingent consideration or property other than cash, the board of directors of New Pubco shall determine the price paid per New Pubco Share in such New Pubco Sale in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such New Pubco Sale) and (II) any determination by the board of directors of New Pubco with respect to any matters contemplated by, or related to, this Section 3.04, including the price paid per New Pubco Share in any New Pubco Sale, the determination of whether any New Pubco Shares or Participating Company Units are issuable under this Section 3.04 or the form or requirement of any assumption by an acquirer under clause (iii) above, shall be made in good faith and shall be final and binding on the parties hereto, the Sponsor, the other Sponsor Persons (as defined in the Sponsor Agreement), the Pre-Closing Company Equityholders and each of their respective Affiliates.

(d)    If the First Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the obligations in Sections 3.04(a) and 3.04(c) shall terminate and no longer apply. If the Second Earnout Achievement Date or a New Pubco Sale has not occurred after the Closing and prior to the date that is six (6) years following the Closing Date, the obligations in Sections 3.04(b) and 3.04(c) shall terminate and no longer apply.

SECTION 3.05    Payment of Expenses.

(a)    No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Purchaser a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, (ii) the fees and expenses of accountants to the Company, (iii) the fees and disbursements of bona fide third-party investment bankers to the Company and (iv) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of the Company, in each case, incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds from the combined cash accounts of the Company and Purchaser after the release of funds from the Trust Account all such Outstanding Company Expenses.

(b)    No sooner than five or later than two Business Days prior to the Closing Date, Purchaser shall provide to the Company a written report setting forth a list of the following fees and expenses incurred by or on behalf of Purchaser in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to Purchaser, (ii) the fees and expenses of accountants to Purchaser, (iii) the fees and expenses of the consultants and other advisors to Purchaser set forth on Section 3.05(b) of the Purchaser Disclosure Schedule, (iv) the fees and disbursements of bona fide third-party investment bankers to Purchaser and (v) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Purchaser, in each case, incurred in connection with the Transactions (collectively, the “Outstanding Purchaser Expenses”). On the Closing Date, the Company shall pay or cause to be paid by wire transfer of immediately available funds from the combined cash accounts of the Company and Purchaser after the release of fund from the Trust Account all such Outstanding Purchaser Expenses.

SECTION 3.06    Equitable Adjustments.

(a)    If, between the date of this Agreement and the Closing, the outstanding Purchaser Shares, New Pubco Shares, Blocker Shares or the Participating Company Units shall have been changed into a different number of shares or a different class (except as expressly contemplated by this Agreement), by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Purchaser Shares, New Pubco Shares, Blocker Shares or the Participating Company Units will be appropriately adjusted to provide to the holders (or former holders, as the case may be) of Purchaser Shares, New Pubco Shares, Blocker Shares or the Participating Company Units the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.06(a) shall not be construed to permit any party hereto to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

(b)    Following the Closing, if, and as often as, there are any changes in New Pubco or the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of Section 3.04 as may be required so that the rights, privileges, duties and obligations thereunder shall continue with respect to the New Pubco Shares and Participating Company Units issuable thereunder, each as so changed.

SECTION 3.07    Withholding. Notwithstanding any other provision of this Agreement, (a) Purchaser shall be permitted to deduct or withhold from any payment pursuant to this Agreement any amounts that it is required by applicable Law deduct or withhold from such payment and (b) any amounts deducted or withheld from any such payment and properly remitted to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made; provided that prior to deducting or withholding any amounts from any payment made pursuant to this Agreement, the Person making such deduction or withholding shall give reasonable advance notice to such Person in respect of whom such deduction or withholding is to be made (other than where such deduction or withholding is in respect of amounts treated as compensation under the Code or is due to a failure to furnish the forms required by Section 8.11(i)) and shall reasonably cooperate with such Person to reduce or eliminate any amounts that would otherwise be deductible or withheld to the extent permitted by applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Purchaser as follows:

SECTION 4.01    Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and each Subsidiary of the Company is duly organized, validly existing and, except as would not have a Company Material Adverse Effect, in good standing under the laws of the jurisdiction of its formation or incorporation. The Company and each of its Subsidiaries (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except in each case where the failure to have such power or authority or be so qualified or licensed would not have a Company Material Adverse Effect. The

Company has delivered or made available to Purchaser a true, complete and correct copy of the Organizational Documents, as currently in effect, for the Company and each of its material Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of its Organizational Documents in any material respect.

SECTION 4.02    Capitalization.

(a)    All of the outstanding Company Membership Interests have been duly authorized and validly issued, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the DLLCA, the Organizational Documents of the Company, each as amended to the date of this Agreement, or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of Company Membership Interests or other equity interests of the Company or any of its Subsidiaries may vote (“Voting Company Debt”). Except as set forth above or in Section 4.02(a) or Section 4.02(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Membership Interests or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any Company Membership Interests or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (iii) pay an amount in cash or in kind with respect to, or based on the value of, any Company Membership Interests or other equity interest in the Company or any of its Subsidiaries or any Voting Company Debt.

(b)    Except as set forth on Section 4.02(b) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Membership Interests or other equity interest in the Company or any of its Subsidiaries, (ii) relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries, or (iii) relating to the admission of any Person as a member of the Company.

(c)    Section 4.02(c) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary, the issued and outstanding equity interests of each such Subsidiary, the record owner of such equity interests and the Persons admitted as members or partners, as applicable, of each such Subsidiary. All the outstanding equity interests of each such Subsidiary have been duly authorized and validly issued and not subject to or issued in violation of applicable securities Law, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for by applicable Law, the Organizational Documents of such Subsidiary, each as amended to the date of this Agreement, or any Contract to which the Company or any of such Subsidiaries is a party or otherwise bound, and, except as set forth on Section 4.02(c) of the Company Disclosure Schedule, (i) are held, directly or indirectly, by the Company or another Subsidiary of the Company, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Company or another Subsidiary of the Company are the sole stockholders, members or partners, as applicable, of each such Subsidiary.

SECTION 4.03    Authority; Execution and Delivery; Enforceability. The Company possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite limited liability company action on the part of the Company and no other proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

SECTION 4.04    No Conflicts; Consents.

(a)    Except as set forth in Section 4.04(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b), Section 5.04(b), Section 6.03(b) and Section 7.04(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) violate any applicable Law or Governmental Order to which the Company or its Subsidiaries are subject, (ii) with or without notice, lapse of time or both, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination or cancellation of or create in any party the right to accelerate, terminate or cancel any Company Material Contract or result in the loss of any material benefit under any Company Material Contract, (iii) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any properties, rights or assets of the Company or any of the Company’s Subsidiaries or (iv) violate the Organizational Documents, each as amended to the date of this Agreement, of the Company or any of its Subsidiaries, other than, in the case of clauses (i), (ii) and (iii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, rights or Encumbrances that would not have a Company Material Adverse Effect.

(b)    No filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, “Governmental Filings”) are required to be obtained or made by the Company or its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except (i) compliance with and filings under the HSR Act, (ii) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws and state takeover laws, (iii) Governmental Filings set forth on Section 4.04(b) of the Company Disclosure Schedule and (iv) such other Governmental Filings, the failure of which to be obtained or made would not have a Company Material Adverse Effect.

SECTION 4.05    Financial Statements. Purchaser has been provided copies of (i) the audited consolidated financial statements of Holdings as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of Holdings as of and for the six (6) month period ended June 30, 2020 (the “Interim Financial Statements, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.05 of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of Holdings as of the date indicated and the results of operations for the period then ended, except with respect to the Interim Financial Statements, which are subject in each case to (x) normal year-end adjustments and (y) the absence of disclosures normally made in footnotes. The balance sheet as of June 30, 2020, which is included in the Interim Financial Statements, is referred to herein as the “Latest Company Balance Sheet” and June 30, 2020 is referred to as the “Latest Company Balance Sheet Date”.

SECTION 4.06    No Undisclosed Liabilities; Internal Controls.

(a)    Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the face of the Financial Statements in accordance with GAAP other than (i) those reflected on the Financial Statements, (ii) liabilities incurred in the ordinary course of business after the Latest Company Balance Sheet Date, (iii) liabilities incurred in connection with the Transactions or (iv) liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)    Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, manager, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices. Since January 1, 2020 and through the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

SECTION 4.07    Absence of Certain Changes or Events. (i) From the Latest Company Balance Sheet Date to the date of this Agreement, except as contemplated by this Agreement or in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, (x) the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice in all material respects and (y) none of the Company or any of its Subsidiaries has taken any action which, if taken after the date hereof, would have required the prior consent of Purchaser pursuant to Section 8.01(d), or has entered into any agreement with respect to any of the foregoing and (ii) from December 31, 2019, there has not been a Company Material Adverse Effect.

SECTION 4.08    Real Property; Title to Assets.

(a)    Except as set forth on Section 4.08(a) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property (other than any interest in real property pursuant to Mortgage Loans). Section 4.08(a) of the Company Disclosure Schedule identifies, as of the date hereof, all of the material real property devised by leases or subleases (collectively, the “Leases”) to the Company or any of its Subsidiaries that provide for monthly rent payments in excess of $20,000 (collectively, the “Leased Real Property”).

(b)    The Company and its Subsidiaries, as applicable, hold a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all of the Leases are in full force and effect and enforceable by the Company or such Subsidiaries which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in material breach of or in material default under any Lease that would, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Leased Real Property to which they relate in the conduct of the Business as presently conducted.

(c)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own the material tangible personal property reflected on the Latest Company Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of since the Latest Company Balance Sheet Date), free and clear of all Encumbrances, except for (i) Encumbrances identified or described in Section 4.08(c) of the Company Disclosure Schedule and (ii) Permitted Encumbrances.

SECTION 4.09    Intellectual Property.

(a)    Section 4.09(a) of the Company Disclosure Schedule sets forth a true, correct and complete listing of all of the following that are owned, used or held for use by the Company or any of its Subsidiaries: (i) registrations of Intellectual Property and all pending applications therefor owned or purported to be owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”), and (ii) all Contracts pursuant to which any material Intellectual Property licensed to or from a third party by the Company or its Subsidiaries, other than (A) non-exclusive licenses to a third party entered in the ordinary course of business or (B) non-exclusive, commercially available software or data licenses for a one-time or annual fee in excess of $500,000.

(b)    Except as set forth in Section 4.09(b) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries own and possess all right, title and interest in and to or otherwise have the right to use all their material proprietary Intellectual Property owned or purported to be owned, licensed or used by the Company or its Subsidiaries (the “Company Intellectual Property”) and (ii) all registrations included in such material proprietary Owned Intellectual Property are subsisting and unexpired and free of any Encumbrances (other than Permitted Encumbrances), and to the Knowledge of the Company, valid. The Company Intellectual Property constitutes all of the material Intellectual Property used to conduct the Business and is sufficient, in all material respects, for the conduct of such Business as presently conducted.

(c)    Except as set forth in Section 4.09(c) of the Company Disclosure Schedule, since January 1, 2020 and through the date hereof, (1) none of the Company nor any of its Subsidiaries has received any written notice (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company Intellectual Property, or (ii) alleging the infringement, misappropriation, or other conflict, by the Company or any of its Subsidiaries of any Intellectual Property of any third party, except for any such claims that have been satisfactorily resolved or that would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, and (2) neither the Company nor any of its Subsidiaries has commenced or threatened any Action, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(d)    To the Knowledge of the Company, since January 1, 2020 and through the date hereof, (i) the conduct of the Business has not and does not in any material respect infringe upon or misappropriate any Intellectual Property of any third party and (ii) no third party has or is infringing, misappropriating or otherwise violating any Company Intellectual Property in any material respect.

(e)    Each Person who has contributed to, developed, or created any material Owned Intellectual Property has done so pursuant to a valid and enforceable written agreement in favor of Company and/or a Subsidiary of the Company and which grants exclusive ownership of the Person’s contribution, development or creation to Company and/or one of its Subsidiaries (except to the extent such material Owned Intellectual Property would vest initially in the Company or a Subsidiary by operation of law). No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Software owned or purported to be owned by the Company or its Subsidiaries, in each case, in a manner that requires any material proprietary source code to be licensed or made available to third parties under any Copyleft License. Neither Company nor any of its

Subsidiaries is a party to any source code escrow Contract or any other Contract requiring the deposit of any source code or related source materials for any Software owned or purported to be owned by the Company or its Subsidiaries (except with respect to source code provided to any third party providing services on behalf of the Company or a Subsidiary).

(f)    The Company and its Subsidiaries have each implemented and taken commercially reasonable actions to maintain and protect (i) the trade secrets and confidential information included in the Company Intellectual Property and (ii) the integrity, continuous operation and security of their material Software and IT Systems. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company, each of its Subsidiaries and, to the Knowledge of the Company, any Person acting for or on the behalf of the Company or any of its Subsidiaries have complied (since January 1, 2020) and do comply with (A) all applicable Privacy Laws, (B) all privacy policies of the Company or any of its Subsidiaries regarding Personal Information and (C) all contractual obligations of the Company and any of its Subsidiaries concerning Personal Information. The Company and its Subsidiaries have required all material third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or any of its Subsidiaries to agree in writing to comply with applicable Privacy Laws.

(g)    The Company and each of its Subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been tested at least annually. Since January 1, 2020 and through the date hereof, there have not been any widespread outages or material failures, or breakdowns affecting any IT Systems.

(h)    Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has (i) experienced any material breaches, data security incidents, misuse of or unauthorized access to or unauthorized disclosure of any Personal Information in their possession or control, (ii) provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information or (iii) received notice of any audits, proceedings, charges, claims, inquiries or investigations by any Governmental Entity or any other Person regarding the collection, dissemination, storage or use of Personal Information or the violation of any applicable Privacy Laws, other than, with respect to each of (i), (ii), and (iii) those that were resolved without material cost or liability.

SECTION 4.10    Insurance. Section 4.10 of the Company Disclosure Schedule sets forth a listing of all material insurance policies or binders currently owned, held by or applicable to the Company or any of its Subsidiaries (or the Business), including as an insured, a named insured or otherwise the principal beneficiary of coverage. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such policies are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms and all premiums that are due and payable with respect thereto have been timely paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-funded health programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date). None of the Company or any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangement been threatened in writing. Neither the Company nor any of its Subsidiaries is in material breach or material default of any such material insurance policies (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policies.

SECTION 4.11    Taxes. Except as set forth on Section 4.11 of the Company Disclosure Schedule:

(a)    All material Tax Returns required to be filed by the Company or any of its Subsidiaries with any Governmental Entity have been filed, and all such Tax Returns are accurate and complete in all material respects. All material Taxes shown as due on such Tax Returns have been paid in full and any other material Taxes that the Company or any of its Subsidiaries is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns) have been paid in full. Each of the Company and its Subsidiaries has made full and adequate provision in its books and records and Financial Statements for all material Taxes which are not yet due and payable and made estimated Tax payments sufficient to avoid any material underpayment penalties.

(b)    There is no audit, examination or other Action involving any material Tax of the Company or any of its Subsidiaries that is currently in progress, or, to the Knowledge of the Company, threatened in writing, by a Governmental Entity.

(c)    Neither the Company nor any of its Subsidiaries has received from any Governmental Entity in a jurisdiction where the Company or its Subsidiary has not filed any Tax Returns any written claim that the Company or such Subsidiary is subject to material taxation by that jurisdiction, which claim has not been fully resolved.

(d)    There are no Encumbrances for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(e)    Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among the Company and its Subsidiaries or (ii) any commercial agreement the primary subject matter of which is not Taxes.

(f)    None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)    The Company is, and has been since its formation, treated as a partnership or disregarded entity for U.S. federal and state income Tax purposes. As of the date hereof, the entity classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes is as listed in Section 4.11(g) of the Company Disclosure Schedule.

(h)    Neither the Company nor any of its Subsidiaries has waived any statutes of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that has not expired.

(i)    Each of the Company and its Subsidiaries has withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(j)    Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group the common parent of which is the Company or any Subsidiary).

(k)    Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise as a matter of Law.

(l)    Neither the Company nor any of its Subsidiaries has, within the two years ending on the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to Closing; (ii) any installment sale or open transaction disposition made prior to the Closing (iii) prepaid amount or deferred revenue received prior to the Closing; (iv) any election to defer income pursuant to the Code (or any similar provision of state, local or foreign Tax Law) made with respect to any taxable period beginning before the Closing Date other than in the ordinary course of business; (vi) any change in method of accounting or use of an improper method of accounting, in each case, for a taxable period ending on or prior to the Closing Date or (vii) any income arising or accruing prior to the Closing and includable after the Closing under Sections 951, 951A or 956 of the Code. Neither the Company nor any of its Subsidiaries was or shall be required to include any amount in income or pay any Taxes pursuant to Section 965 of the Code. The Company and its Subsidiaries have not deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(n)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries will incur any material Taxes as a result of the Pre-Closing Reorganization, other than Taxes that will be allocated to the direct or indirect owners of the Company prior to the Closing.

(o)    References in this Section 4.11 to the Company and its Subsidiaries include references to any entity that merged or liquidated with or into the Company or its Subsidiary, and any predecessors of the foregoing.

(p)    Other than the representations and warranties set forth in Section 4.13, this Section 4.11 contains the exclusive representations and warranties of the Company with respect to Tax matters.

SECTION 4.12    Proceedings.

(a)    As of the date of this Agreement, (i) there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is subject to any continuing Governmental Order (other than those of general applicability), except in the case of clauses (i) and (ii), as would not be material to the Company and its Subsidiaries, taken as a whole. Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no audit, examination or investigation pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity (other than ordinary course audits or examinations by a Governmental Entity) against the Company or any of its Subsidiaries. Except as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there is no (A) Action pending or threatened in writing by the Company or any of its Subsidiaries against any third party or (B) settlement agreement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries.

(b)    Without in any way limiting the foregoing, except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, there have been no Actions against, or Governmental Orders (other than those of general applicability) entered, issued or outstanding with respect to, the Company or any of its Subsidiaries relating to (i) any failure to comply with applicable Laws in connection with the underwriting, origination, funding, servicing or sale of any Mortgage Loan, (ii) the rescission of any insurance or guaranty Contract of the Company, or (iii) the payment by the Company of a penalty or fine to any Governmental Entity, investor or insurer relating to or arising out of the underwriting, origination, funding or sale of any Mortgage Loan. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, none of the Company nor any of its Subsidiaries has been a party to or subject to any suspension, debarment, or extraordinary supervisory letter from any investor, insurer or any Governmental Entity charged with the supervision or regulation of mortgage lenders or the supervision or regulation of the Company, its Subsidiaries or employees of any of them. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, to the Knowledge of the Company, no current or former officer or other current employee of the Company or its Subsidiaries has been indicted, arraigned, or convicted (or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, servicing, or sale of Mortgage Loans or the conduct of the Business.

(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has conducted any internal investigation for which outside counsel was engaged concerning any alleged material violation of any Permits or applicable Law by the Company, any of its Subsidiaries or any of their respective Affiliates, employees, officers, directors or agents (regardless of the outcome of such investigation).

SECTION 4.13    Benefit Plans.

(a)    Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan as of the date of this Agreement. With respect to each material Company Benefit Plan, the Company has made available to Purchaser a current, complete and accurate copy (or to the extent no copy exists, an accurate summary) of (i) each such Company Benefit Plan, including any material amendments thereto, (ii) any trust, insurance, annuity or other funding instrument related thereto, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or a Subsidiary thereof to Company Employees concerning the extent of the benefits provided under a Company Benefit Plan and (iv) for the most recent year and to the extent applicable, (A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available), (C) Form 5500 and attached schedules, and (D) nondiscrimination testing results, and (v) any non-routine material correspondence from any Governmental Entity with respect to any Company Benefit Plan.

(b)    Except as set forth on Section 4.13(b) of the Company Disclosure Schedule:

(i)    except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, the Company has never been the sponsor of, been obligated to make contributions under nor has any actual or contingent liabilities or obligations under (A) a “multiemployer plan” (as defined in Title I or Title IV of ERISA), (B) a plan subject to Title IV of ERISA, (C) a multiple employer plan as described in Section 413 of the Code or (D) a multiple employer welfare arrangement as described in Section 3(40) of ERISA;

(ii)    except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and no such determination letter or opinion letter has been revoked nor has revocation been threatened, nor has any amendment or, to the Knowledge of the Company, other action or omission occurred with respect to any such plan since the date of its most recent determination letter or opinion letter which would adversely affect its qualification;

(iii)    except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, each Company Benefit Plan has been operated in compliance in all respects with its respective terms and all applicable Laws, all premiums, contributions, or other payments required under the terms of each Company Benefit Plan or applicable Laws have been timely made, and all reports, returns and similar documents required to be filed on behalf of each Company Benefit Plan with any Governmental Entity or distributed to any plan participant have been duly and timely filed or distributed;

(iv)    except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action;

(v)    except as would not reasonably be expected to result in a material liability to the Company or its Subsidiaries, individually or in the aggregate, neither the Company nor any of its Subsidiaries are obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA to provide medical or death benefits with respect to any employee or former employee of the Company, its Subsidiaries or their predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law;

(vi)    neither the execution and delivery of this Agreement nor the consummation of the Transactions, will (w) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (x) materially increase any benefits otherwise payable under any Company Benefit Plan, (y) result in any material acceleration of the timing of payment or vesting of any such benefits or (z) will be the direct or indirect cause of any amount paid or payable by the Company or any of its Subsidiaries being classified as an excess parachute payment under Section 280G of the Code.

SECTION 4.14    Compliance with Applicable Law; Permits.

(a)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws, (ii) the Company and each of its Subsidiaries possesses all licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Entity required under applicable Law with respect to the operation of its Business as currently conducted (collectively, “Permits”), (iii) all Permits are valid and in good standing (to the extent such concept is applicable) and are in full force and effect and (iv) the Company and the Company’s Subsidiaries are in compliance with the terms of such Permits. Except as would not be material to the Company and its Subsidiaries, taken as a whole, or as set forth in Section 4.14(a) of the Company Disclosure Schedule, in the three years prior to the date hereof, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law or Governmental Order applicable to the Company or any of its Subsidiaries or by which any properties or assets owned or used by the Company or any of its Subsidiaries are bound or affected.

(b)    As of the date hereof, (i) Finance of America Mortgage LLC is approved as an issuer for the Government National Mortgage Association, a Direct Endorsement Lender for the Department of Housing and Urban Development, and a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and Finance of America Reverse LLC is approved as an issuer for the Government National Mortgage Association and a Direct Endorsement Lender for the Department of Housing and Urban Development, and (ii) neither Finance of America Mortgage LLC nor Finance of America Reverse LLC has received any written notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the Governmental Entities referred to in this subsection (b).

SECTION 4.15    Environmental Matters. Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(a)    Neither the Company nor any of its Subsidiaries (i) has violated or is in violation of any Environmental Law or (ii) is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened Encumbrances (other than Permitted Encumbrances));

(b)    Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, to the Knowledge of the Company, in the three year period ending on the date hereof, there has been no Release of any Hazardous Material at, on, under, or from any of the real property leased by the Company or any of its Subsidiaries, except in compliance with applicable Environmental Laws; and

(c)    Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, in the thirty-six (36) month period ending on the date hereof, none of the Company or any of its Subsidiaries has received any written notice, order or other written communication from any Governmental Entity or any Person claiming that the Company or any of its Subsidiaries is, or may be, liable under any Environmental Law for any Release of any Hazardous Material.

SECTION 4.16    Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the consummation of the Transactions.

SECTION 4.17    Labor and Employment Matters.

(a)    Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, since January 1, 2020 and through the date hereof, each of the Company and its Subsidiaries has been in material compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b)    Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, as of the date hereof (a) there is no material Action pending or, to the Knowledge of the Company, threatened in writing by any employee, independent contractor, former employee, or former independent contractor of the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to any Employment Matters.

(c)    Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, since January 1, 2020 and through the date hereof, there have been no material investigations or audits by any Governmental Entity relating to any Employment Matters of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.

(d)    Each of the Company and its Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) has taken reasonable steps to maintain legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e)    Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. No employees of the Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or any of its Subsidiaries. No labor union, trade union, labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no union organizing activities with respect to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there has been no actual, or to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is engaged in, or during the past four years has engaged in, any material unfair labor practice, as defined in the National Labor Relations Act or other applicable laws.

(f)    Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries. Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the six (6) months prior to the date hereof.

(g)    The Company and its Subsidiaries are in material compliance with any Laws, recommendations or guidance issued by any applicable Governmental Entity relating to the work of employees and/or procedures for returning to work for employees with respect to COVID-19.

SECTION 4.18    Company Material Contracts.

(a)    Section 4.18(a) of the Company Disclosure Schedule sets forth a listing as of the date hereof of all of the Contracts (other than any Company Benefit Plan) of the following types to which the Company or any of its Subsidiaries is a party or by which any material assets of the Company or any of its Subsidiaries are bound or are subject:

(i)    Contracts with the top ten service providers of the Company and its Subsidiaries, as determined by annual spend;

(ii)    joint venture agreements, partnership agreements and limited liability company agreements, in each case, that are material to the Company and its Subsidiaries, taken as a whole;

(iii)    Contracts relating to any completed sales, assignments, transfers or other dispositions of assets of the Company or any of its Subsidiaries within the five years prior to the date hereof with the aggregate consideration under any such Contract of $5,000,000 or more and to which the Company or any of its Subsidiaries has any material continuing liability or obligation, other than in the ordinary course of business consistent with past practice;

(iv)    Contracts providing for the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line (whether by merger, sale of stock, sale of assets or otherwise), or capital stock of any other Person, in each case, pursuant to which any “earn-out”, contingent purchase price or deferred purchase price or other material obligations of the Company or its Subsidiaries remain outstanding, except, in each case of this Section 4.18(a)(iv), for Contracts (x) relating to Indebtedness, (y) providing for the acquisition or disposition of inventory, products or assets in the ordinary course of the Business, including in connection with MSR Related Transactions, whole loans, issuance of GNMA securities, securitizations or other similar transactions involving Mortgage Servicing Rights or Mortgage Loans or (z) for inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the Business;

(v)    any Contract evidencing or guaranteeing or providing for the incurrence of indebtedness for borrowed money in excess of $10,000,000;

(vi)    any Contract under which an Encumbrance (other than a Permitted Encumbrance) has been imposed on any of the assets or properties of the Company and its Subsidiaries, excluding any such Contract that also evidences or guarantees indebtedness for borrowed money in an amount less than $5,000,000 and other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business;

(vii)    (A) all material Contracts under which the Company or any of its Subsidiaries grants to a third party any rights under any Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business and (B) all material Contracts granting to the Company or any of its Subsidiaries any right under any Intellectual Property owned by a third party (excluding non-exclusive, commercially available software or data licenses but including material source code escrow agreements) for a one-time or annual fee in excess of $1,000,000;

(viii)    any Contract with a Material Customer or Material Supplier that obligates the Company or any of its Subsidiaries to conduct business on a “most favored nation” basis with any third party, including with respect to pricing or terms of delivery or service level credits, or that contains exclusivity, right of first refusal or right of first offer obligations or restrictions; and

(ix)    any Contracts with any Governmental Entity (other than Permits and Contracts pursuant to which any Governmental Entity is a customer or client of the Company or any of its Subsidiaries).

(b)    Correct and complete copies of each Contract required to be identified in Section 4.18(a) of the Company Disclosure Schedule, including amendments thereto (collectively, the “Company Material Contracts”) have been made available to Purchaser. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) all of the Company Material Contracts (other than Contracts no longer in effect after the date of this Agreement that have expired in accordance with their terms or have been terminated in accordance with this Agreement) are in full force and effect, are valid and binding on the Company and any of its Subsidiaries to the extent that the Company or such Subsidiary is a party thereto, and to the Knowledge of the Company, the other parties thereto, and are enforceable in accordance with their respective terms, subject in each case to the Enforceability Exceptions, (ii) the Company and each of its Subsidiaries (as the case may be) has performed all obligations required to be performed by it pursuant to such Company Material Contracts, and (iii) to the Knowledge of the Company, there are no existing written threats of default, breaches or violations of any of such Company Material Contracts by any other party thereto.

SECTION 4.19    Mortgage Loans and Servicing Matters.

(a)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Mortgage Loan and Servicing Agreement was underwritten or re-underwritten in compliance with the Credit Policies and Servicing Policies and originated in compliance with the Applicable Requirements. Except as set forth on Section 4.19(a) of the Company Disclosure Schedules, no Mortgage Loan is (i) a “high cost” mortgage loan under HOEPA, as implemented in Regulation Z, 12 C.F.R. 1026.32, (ii) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any legal requirements, (iii) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such Mortgage Loans, or (iv) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(b)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations. The Company and its Subsidiaries have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintain sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(c)    The Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system (“MERS”), and has complied in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans registered with MERS.

(d)    The Company’s compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and are not expected to have a Company Material Adverse Effect.

(e)    All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to the Company, including any related transfers of Servicing or Mortgage Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not result in a Company Material Adverse Effect. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries timely obtained all necessary Agency consents or other required approvals of applicable Governmental Entities in connection with the sale of any Mortgage Servicing Rights.

(f)    Since January 1, 2020 and through the date hereof, all of the Company’s and its Subsidiaries’ mortgage backed securities and forward contracts (“Hedging Instruments”) were entered into in accordance in all material respects with all Applicable Requirements.

(g)    The Company and its Subsidiaries have designed policies and procedures with respect to the real estate owned properties owned by the Company and its Subsidiaries and are managed and operated in accordance in all material respects with all applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.20    Foreign Corrupt Practices Act; Related Matters. (i) None of the Company nor any of its Subsidiaries, their directors, officers or employees or, to the Knowledge of the Company, any agent or other Person acting on their behalf has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”) or any other provision of applicable Law relating to bribery, corruption or money laundering, (ii) the Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the assets of the Company and its Subsidiaries, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA, and (iii) the Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA will be prevented, detected and deterred. None of the Company, any of its Subsidiaries, or any of their respective directors, managers, officers, or employees, or to the Knowledge of the Company, any agents or any other Person acting for or on behalf of the Company or any

Subsidiary (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has violated any Law relating to economic sanctions within the five (5) years prior to the date hereof.

SECTION 4.21    Related Party Transactions. Except as set forth in Section 4.21 of the Company Disclosure Schedule, as entered into in the ordinary course of business on arms’ length terms or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole, to the Knowledge of the Company, there are no Contracts providing for the provision of material goods or services between any of the Company or its Subsidiaries, on the one hand, and any officer, director or stockholder of the Company or any of its Subsidiaries, or any member of any such Person’s immediate family, on the other hand (other than, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company).

SECTION 4.22    Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

SECTION 4.23    Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES). THE COMPANY DOES NOT MAKE NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLOCKER

Except as set forth in the Company Disclosure Schedule, Blocker hereby represents and warrants to Purchaser as follows:

SECTION 5.01    Organization and Good Standing. As of the date hereof, Blocker is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Blocker (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) was formed for the sole purpose of holding a direct or indirect equity interest in the Company. The copies of the Organizational Documents of Blocker previously made available by Blocker to Purchaser are true, correct and complete as of the date hereof.

SECTION 5.02    Capitalization. As of the date hereof, Blocker GP is the sole general partner of Blocker and holds the sole general partner interest of Blocker. All outstanding partnership interests of Blocker have been duly authorized and validly issued and are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of immediately following the Blocker Conversion, all limited liability company interests of Blocker will have been duly authorized and validly issued and will not be subject to, nor will they have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, and the former limited partners of Blocker will have been admitted as the sole members of Blocker. Blocker is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are not any outstanding contractual obligations of Blocker (i) to repurchase, redeem or otherwise acquire any of its equity securities of Blocker or (ii) relating to the voting or registration of any equity securities of Blocker.

SECTION 5.03    Authority; Execution and Delivery; Enforceability.

(a)    Blocker possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by Blocker of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by Blocker of the Transactions have been duly and validly authorized by all requisite limited partnership or limited liability company, as applicable, action on the part of Blocker and no other proceeding on the part of Blocker is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by Blocker and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Blocker, enforceable in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions.

(b)    Blocker GP has adopted this Agreement and approved the Blocker Conversion and the limited liability company agreement of Blocker immediately following the Blocker Merger that will authorize the Blocker Merger, and no other vote or consent of the equityholders of Blocker is required to adopt this Agreement, approve the Blocker Conversion or the Blocker Merger or effect the Transactions. No equityholder of Blocker will be entitled to appraisal, dissenters or similar rights in connection with the Blocker Merger.

SECTION 5.04    No Conflicts; Consents.

(a)    Except as set forth in Section 5.04(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b), Section 5.04(b),

Section 6.03(b) and Section 7.04(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by Blocker and the consummation by Blocker of the Transactions will not (i) violate any applicable Law or Governmental Order to which Blocker is subject or (ii) violate the certificate of limited partnership or formation, as applicable, or limited partnership or limited liability company agreement, as applicable, each as amended to the date of this Agreement, of Blocker, other than, in the case of clause (i) above, any such violations that would not reasonably be expected to materially impair or delay Blocker’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)    No Governmental Filings are required to be obtained or made by Blocker in connection with the execution and delivery of this Agreement by Blocker or the consummation by Blocker of the Transactions, except (i) the filing of the certificate of formation and certificate of conversion to limited liability company with the Secretary of State of the State of Delaware to effect the Blocker Conversion, (ii) the filing of the Blocker Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with and filings under the HSR Act, (iv) Governmental Filings set forth on Section 5.04(b) of the Company Disclosure Schedule and (v) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay Blocker’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

SECTION 5.05    No Operations. Blocker (i) does not hold any assets, interests or investments, other than with respect to its direct or indirect ownership interest in the Company, (ii) does not have and has not had any employees, (iii) has not conducted and does not conduct any business, other than business incidental to its direct or indirect ownership interest in the Company, (iv) has no liabilities or obligations whatsoever other than those related to its direct or indirect ownership of equity interests in the Company, (v) except as set forth on Section 5.05 of the Company Disclosure Schedule, is not a party to any Contract other than Blocker’s Organizational Documents and this Agreement and other documents related to the Transactions, and (vi) was formed for the sole purpose of directly and indirectly owning the equity interests in the Company and for no other purpose.

SECTION 5.06    No Proceedings. There are no Actions of any kind whatsoever, at Law or in equity, pending, or to the Knowledge the Company, threatened in writing against Blocker.

SECTION 5.07    Taxes.

(a)    All material Tax Returns required to be filed by Blocker with any Governmental Entity have been filed, and all such Tax Returns are accurate and complete in all material respects. All material Taxes shown as due on such Tax Returns have been paid in full and any other material Taxes that Blocker is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns) have been paid in full.

(b)    There is no audit, examination or other administrative or court proceeding involving any material Tax of Blocker that is currently in progress or threatened in writing by a Governmental Entity, which written threat has been received by Blocker.

(c)    Blocker has not received from any Governmental Entity in a jurisdiction where Blocker has not filed any Tax Returns any material written claim that Blocker is subject to material taxation by that jurisdiction, which claim has not been fully resolved.

(d)    There are no Encumbrances for Taxes upon any of the assets of Blocker, other than Permitted Encumbrances.

(e)    Blocker is not a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement other than any commercial agreement the primary subject matter of which is not Taxes.

(f)    Blocker has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)    Blocker is, and has been since its formation, treated as a corporation for U.S. federal income Tax purposes. Except for its interest in the Company, Blocker does not own any interests in any other entities (other than entities through which it directly or indirectly owns its interest in the Company).

(h)    Blocker has not waived any statutes of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that has not expired.

(i)    Blocker has withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(j)    Blocker has not been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(k)    Blocker does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise as a matter of Law.

(l)    Blocker has not, within the two years ending on the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)    Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to Closing; (ii) any installment sale or open transaction disposition made prior to Closing; (iii) prepaid amount or deferred revenue received prior to Closing; (iv) any election to defer income pursuant to the Code (or any similar provision of state, local or foreign Tax Law) made with respect to any taxable period beginning before the Closing Date other than in the ordinary course of business; (v) any change in method of accounting or use of an improper method of accounting, in each case, for a taxable period ending on or prior to the Closing Date; or (vi) any income arising or accruing prior to the Closing and includable after the Closing under Sections 951, 951A or 956 of the Code. Blocker was not and shall not be required to include any amount in income or pay any Taxes pursuant to Section 965 of the Code. Blocker has not deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(n)    To the Knowledge of the Company, Blocker will not incur any material Taxes as a result of the Pre-Closing Reorganization.

(o)    This Section 5.07 contains the exclusive representations and warranties of Blocker with respect to Tax matters.

SECTION 5.08    Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Blocker, to receive any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the consummation of the Transactions.

SECTION 5.09    Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), BLOCKER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BLOCKER, THE COMPANY AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND BLOCKER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO BLOCKER’S, THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT

BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), BLOCKER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES). BLOCKER DOES NOT MAKE NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF BLOCKER OR THE COMPANY OR ITS SUBSIDIARIES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND BLOCKER GP

Except as set forth in the Company Disclosure Schedule, each of the Sellers and Blocker GP hereby represents and warrants, as to itself only and not as to the other, to Purchaser as follows:

SECTION 6.01    Title.

(a)    As of immediately following the Company Equity Reclassification, the Sellers will together have good and valid title to all of the Company Membership Interests. With respect to the Company Membership Interests owned by such Seller as of immediately following the Company Equity Reclassification, such Seller will own such Company Membership Interests free and clear of all Encumbrances (other than Permitted Encumbrances). As of the date hereof, the Company Membership Interests comprise all of the issued and outstanding equity interests of the Company. Except as set forth in the Company’s organizational documents and in this Agreement, the Company Membership Interests are not subject to any shareholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Membership Interests.

(b)    As of the date hereof, Blocker GP has good and valid title to the general partner interest in Blocker, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)    Upon the transfer and delivery by such Seller of its Seller Sold Units at the Closing, Purchaser will receive good and valid title to such Seller Sold Units, free and clear of all Encumbrances, except for any Encumbrances created, directly or indirectly, by or on behalf of Purchaser, and such Seller Sold Units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws and restrictions created, directly or indirectly, by or on behalf of Purchaser).

(d)    Upon the transfer and delivery by Blocker GP of the Blocker GP Sold Units and the Blocker GP Contributed Units at the Closing, Purchaser (in the case of the Blocker GP Sold Units) and New Pubco (in the case of the Blocker GP Contributed Units) will receive good and valid title to such applicable units, free and clear of all Encumbrances, except for any Encumbrances created, directly or indirectly, by or on behalf of Purchaser or New Pubco (as applicable), and such applicable units shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws and restrictions created, directly or indirectly, by or on behalf of Purchaser or New Pubco (as applicable)).

SECTION 6.02    Authority; Execution and Delivery; Enforceability. Such Seller or Blocker GP (as applicable) possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by such Seller or Blocker GP (as applicable) of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by it of the Transactions have been duly and validly authorized by all requisite corporate action on its part and no other proceeding on its part is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by such Seller or Blocker GP (as applicable) and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of such Seller or Blocker GP (as applicable), enforceable in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions.

SECTION 6.03    No Conflicts; Consents.

(a)    Except as set forth in Section 6.3(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4(b), Section 5.4(b), Section 6.3(b) and Section 7.4(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by such Seller or Blocker GP (as applicable) and the consummation by it of the Transactions will not (i) violate any applicable Law or Governmental Order to which it is subject or (ii) violate its organizational documents, each as amended to the date of this Agreement, other than any such violations that would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)    No Governmental Filings are required to be obtained or made by such Seller or Blocker GP (as applicable) in connection with the execution and delivery of this Agreement by it or the consummation by it of the Transactions, except (i) compliance with and filings under the HSR Act, (ii) Governmental Filings set forth on Section 6.3(b) of the Company Disclosure Schedule and (iii) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

SECTION 6.04    Brokers and Finders. Neither such Seller nor Blocker GP has incurred any obligation or liability, contingent or otherwise, for any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the Transactions for which the Company or any of its Subsidiaries or Blocker is liable.

SECTION 6.05    Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), EACH OF THE SELLERS AND BLOCKER GP EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BLOCKER, THE COMPANY AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND EACH OF THE SELLERS AND BLOCKER GP SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO BLOCKER’S, THE COMPANY’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING

ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), EACH OF THE SELLERS AND BLOCKER GP HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY, ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES). EACH OF THE SELLERS AND BLOCKER GP DOES NOT MAKE NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF BLOCKER OR THE COMPANY OR ITS SUBSIDIARIES.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB

Except as disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) or as set forth in the Purchaser Disclosure Schedule (it being understood and agreed that information disclosed in any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Purchaser Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to the Company, the Sellers, Blocker and Blocker GP, and with respect to Section 7.01, Section 7.02, Section 7.03, Section 7.10 and Section 7.17, each of New Pubco, Purchaser Merger Sub and Blocker Merger Sub with respect to itself hereby represents and warrants to the Company, the Sellers, Blocker and Blocker GP, as follows:

SECTION 7.01    Organization and Good Standing. Each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except in each case where the failure to have such power or authority or be so qualified or licensed would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions. None of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub is in violation of any of the provisions of their respective Organizational Documents.

SECTION 7.02    Capitalization.

(a)    As of the date hereof, (i) 2,000,000 preferred shares, par value $0.0001 per share, of Purchaser are authorized and no such shares are issued and outstanding; (ii) 200,000,000 Purchaser Shares are authorized and 35,937,500 of such shares are issued and outstanding, and upon the closing of the transactions contemplated by the PIPE Agreements, Purchaser and New Pubco have committed to issue 25,000,000 Purchaser Shares or New Pubco Shares (as applicable) to the PIPE Investors; (iii) 7,750,000 warrants to purchase 7,750,000 Purchaser Shares (the “Private Placement Warrants”) are outstanding; and (iv) 28,750,000 warrants to purchase 14,375,000 Purchaser Shares (the “Public Warrants”, collectively with the Private Placement Warrants, the “Purchaser Warrants”) are outstanding. All outstanding Purchaser Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All outstanding Purchaser Warrants have been validly issued, and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(b)    As of the date hereof, 1,000 shares of New Pubco common stock, par value $0.0001 per share (the “New Pubco Common Stock”) are authorized and one (1) share is issued and outstanding. All outstanding shares of New Pubco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of the date hereof, all of the shares of New Pubco Common Stock are owned by Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances). As of the date hereof, New Pubco is the sole member of Purchaser Merger Sub and Blocker Merger Sub and one hundred percent (100%) of the limited liability company interests of Purchaser Merger Sub (the “Purchaser Merger Sub Interests”) and one hundred percent (100%) of the limited liability company interests of Blocker Merger Sub (the “Blocker Merger Sub Interests”, and together with the Purchaser Merger Sub Interests, the “Merger Sub Interests”) are issued and outstanding. All outstanding Merger Sub Interests have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of the date hereof, all of the Merger Sub Interests are indirectly owned by Purchaser (through New Pubco), free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)    Except for the Purchaser Warrants and the PIPE Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub is a party or by which any of them is bound obligating Purchaser, New Pubco Purchaser Merger Sub or Blocker Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Purchaser Shares, New Pubco Class A Common Stock, Merger Sub Interests, or any other shares of capital stock or limited liability company interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into, Purchaser Shares, New Pubco Class A Common Stock, Merger Sub Interests or any other shares of capital stock or limited liability company interests or other interest or participation with respect thereto.

(d)    Each Purchaser Share, share of New Pubco Common Stock, Merger Sub Interest and Purchaser Warrant: (i) has been issued in compliance in all material respects with (A) applicable Law and (B) the Organizational Documents of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Organizational Documents of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub, as applicable or any Contract to which any of Purchaser, New Pubco, Purchaser Merger Sub or Blocker Merger Sub is a party or otherwise bound by.

(e)    Each share of New Pubco Class A Common Stock and New Pubco Class B Common Stock, when issued in the Transactions (including any Earnout Shares and any New Pubco Shares issued upon exchange of Participating Company Units), will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than those arising under securities Laws).

(f)    No Person or group (as defined in the Exchange Act) of Persons that, directly or indirectly, beneficially owns equity securities of Purchaser as of immediately prior to the Purchaser Merger (including after giving effect to the PIPE) will, after giving effect to the Purchaser Merger, directly or indirectly beneficially own equity securities of New Pubco (i) representing more than 10% of the combined voting power of New Pubco’s then-outstanding voting equity securities or (ii) entitling such Person or group to 10% or more of the economic ownership of New Pubco’s then-outstanding equity securities.

SECTION 7.03    Authority; Execution and Delivery; Enforceability.

(a)    Each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub possesses all requisite legal right, power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is or will be a party, and to consummate the Transactions. The execution, delivery and performance by each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by it of the Transactions have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action on its part and no other corporate or limited liability company, as applicable, proceeding on its part is necessary to authorize this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)    The manager of Purchaser Merger Sub has authorized this Agreement and approved the Purchaser Merger, and no other vote or consent of the members or the holders of any class of securities of Purchaser Merger Sub is required to adopt this Agreement, approve the Purchaser Merger or effect the Transactions. No equityholder of Purchaser nor any member or equityholder of Purchaser Merger Sub will be entitled to appraisal, dissenters or similar rights in connection with the Purchaser Merger. The manager of Blocker Merger Sub has authorized this Agreement and approved the Blocker Merger, and no other vote or consent of the members or the holders of any class of securities of Blocker Merger Sub is required to adopt this Agreement, approve the Blocker Merger or effect the Transactions. No member or equityholder of Blocker Merger Sub will be entitled to appraisal, dissenters or similar rights in connection with the Blocker Merger.

(c)    This Agreement has been, and the other Transaction Agreements to which it is or will be a party will upon delivery be, duly executed and delivered by Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(d)    Prior to the date hereof, (i) each of Purchaser, as the sole stockholder of New Pubco, and the board of directors of New Pubco adopted and approved the A&R Certificate of Incorporation of New Pubco and (ii) the board of directors of New Pubco adopted and approved the A&R Bylaws of New Pubco, in each case, in accordance with applicable Law and the respective Organizational Documents (as then in effect) of each of Purchaser and New Pubco.

(e)    Prior to the date hereof, the Purchaser Board, at a meeting duly called and held, by a unanimous vote of all of its directors, (i) determined that this Agreement and the Transactions, including the Domestication, the actions contemplated by Section 2.03 and the Mergers, are advisable and in the best interests of Purchaser, (ii) approved and adopted this Agreement and the Transactions, including the Domestication, the actions contemplated by Section 2.03 and the Mergers, (iii) directed that the Proposals be submitted to a vote of the shareholders of Purchaser at the Special Meeting and (iv) made the Purchaser Board Recommendation. At the Special Meeting the shareholder vote required to pass each of the Proposals is a Special Resolution in respect of the Cayman Proposals (and such Special Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Cayman Proposals) and the Extension Proposal (and such Special Resolution is the only vote of the holders of any class of securities of

Purchaser that is required to approve the Extension Proposal), an Ordinary Resolution in respect of the Amendment Proposal (and such Ordinary Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Amendment Proposal), the Issuance Proposal (and such Ordinary Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Issuance Proposal) and the Omnibus Incentive Plan Proposal (and such Ordinary Resolution is the only vote of the holders of any class of securities of Purchaser that is required to approve the Omnibus Incentive Plan Proposal) and, if required, class consents as contemplated by Article 27 of the Memorandum and Articles of Association. Each holder of Purchaser Shares entitled to vote at the Special Meeting is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Purchaser is applicable to any of the Transactions.

SECTION 7.04    No Conflicts; Consents.

(a)    Assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.04(b), Section 5.04(b), Section 6.03(b) and Section 7.04(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement by each of Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub and the consummation by it of the Transactions will not (i) violate any applicable Law or Governmental Order to which it is subject, (ii) with or without notice, lapse of time or both, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination or cancellation of or create in any party the right to accelerate, terminate or cancel any material Contract to which it or any of its Subsidiaries is a party or by which any of its properties, rights or assets is bound, (iii) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of its properties, rights or assets or (iv) violate its certificate of incorporation or bylaws or comparable governing documents, each as amended to the date of this Agreement, other than, in the case of clauses (i), (ii) and (iii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, rights or Encumbrances that would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

(b)    No Governmental Filings are required to be obtained or made by Purchaser, New Pubco, Purchaser Merger Sub and Blocker Merger Sub in connection with the execution, delivery and performance of this Agreement by it or the consummation by it of the Transactions except (i) the filing of the Purchaser Merger Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Blocker Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with and filings under the HSR Act, (iv) Governmental Filings set forth on Section 7.04(b) of the Purchaser Disclosure Schedule and (v) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay its ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or to consummate the Transactions.

SECTION 7.05    SEC Filings and Purchaser Financial Statements.

(a)    Purchaser, since its formation, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above and this clause (iii), whether or not available through EDGAR, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Purchaser or the SEC Reports. As of the date hereof, (i) none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comments and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEC Report. The Public Certifications are each true as of their respective dates of filing. As used in this Section 7.05, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements and notes contained or incorporated by reference in the SEC Reports, fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and, for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)    Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Purchaser’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Purchaser’s management has completed an assessment of the effectiveness of Purchaser’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Purchaser’s management’s most recently completed evaluation of Purchaser’s internal control over financial reporting, (i) Purchaser had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) Purchaser does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(d)    There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

SECTION 7.06    No Undisclosed Liabilities; No Business or Operations. Neither Purchaser nor any of its Subsidiaries has any liabilities of any kind, other than those reflected on the Financial Statements or as contemplated by the Transaction Agreements. Other than filing reports with the SEC or the evaluation, negotiation and consummation of the Transactions, neither Purchaser nor any of its Subsidiaries has engaged in any business or operations.

SECTION 7.07    Absence of Certain Changes or Events. Since the date of Purchaser’s formation, (i) there has not been any change, development, condition, occurrence, event or effect relating to Purchaser or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Purchaser to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from December 31, 2019 through the date of this Agreement, Purchaser and its Subsidiaries have not taken any action that (A) would require the consent of the Company pursuant to Section 8.02 if such action had been taken after the date hereof or (B) is material to Purchaser and its Subsidiaries, taken as a whole.

SECTION 7.08    Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, neither Purchaser nor any of its Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” (as defined in Section 3(3) of ERISA), including each, if any exists, (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health, medical, life insurance or other benefit plan, program, policy, agreement or arrangement, (ii) bonus, incentive or deferred compensation, stock purchase, stock option, or other equity-based compensation plan, program, policy, agreement or arrangement, (iii) employment, individual consulting, severance, separation, change in control or retention plan, program, policy, agreement or arrangement or (iv) other fringe benefit compensation, benefit or employee loan plan, program, policy, agreement or arrangement (collectively, the “Purchaser Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Purchaser or any of its Subsidiaries, or (ii) will result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Purchaser or any of its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

SECTION 7.09    Proceedings. There are no Actions of any kind whatsoever, at Law or in equity, pending, or to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Subsidiaries.

SECTION 7.10    Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Transactions based upon arrangements made by or on behalf of Purchaser.

SECTION 7.11    Financial Ability; Trust Account.

(a)    As of the date hereof, there is at least $287,500,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated April 3, 2019, by and between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no Contracts with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or

(ii) entitle any Person (other than any Purchaser Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Memorandum and Articles of Association and Purchaser’s final prospectus dated April 5, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Purchaser, threatened with respect to the Trust Account. Since April 3, 2019, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement or the payment of Purchaser’s income taxes as permitted in the Purchaser Organizational Documents). As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to the Trust Agreement, the Purchaser Organizational Documents or any other Contract shall terminate, and, as of the Closing, Purchaser shall have no obligation whatsoever to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. Following the Closing, no Purchaser Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Stockholder is a Redeeming Stockholder.

(b)    As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

(c)    As of the date hereof, Purchaser does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

SECTION 7.12    Investment Purposes.

(a)    Purchaser is purchasing the Participating Company Units and, indirectly, the equity interests of the Company’s Subsidiaries, for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act, and all other applicable securities Laws, rules or regulations. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of the Participating Company Units.

(b)    Purchaser acknowledges that none of the Participating Company Units or the equity interests of the Company’s Subsidiaries has been or will be registered under federal Law or qualified under state Law, but rather are being offered for sale in accordance with certain exemptions under applicable Law and that the Participating Company Units and the Subsidiary equity may not be resold by it unless they are subsequently registered or qualified under applicable Law, or an exemption from registration and qualification is then available.

SECTION 7.13    Registration Statement. None of the information supplied by Purchaser, or by any other Person acting on behalf of Purchaser, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 7.13, no representation or warranty is made by Purchaser with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of Purchaser for use therein.

SECTION 7.14    Related Party Transactions. Except as set forth in Section 7.14 of the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, there are no Contracts providing for the provision of goods or services between any of Purchaser or its Subsidiaries, on the one hand, and any officer, director or stockholder of Purchaser or any of its Subsidiaries, or any member of any such Person’s immediate family, on the other hand.

SECTION 7.15    Investment Company Act. Neither Purchaser nor any of its Subsidiaries is, or is required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 7.16    Taxes. Except as set forth in Section 7.16 of the Purchaser Disclosure Schedule:

(a)    All material Tax Returns required to be filed by Purchaser or any of its Subsidiaries with any Governmental Entity have been filed, and all such Tax Returns are accurate and complete in all material respects. All material Taxes shown as due on such Tax Returns have been paid in full and any other material Taxes that Purchaser is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns) have been paid in full.

(b)    There is no audit, examination or other administrative or court proceeding involving any material Tax of Purchaser or any of its Subsidiaries that is currently in progress or threatened in writing by a Governmental Entity, which written threat has been received by Purchaser or any of its Subsidiaries.

(c)    Neither Purchaser nor any of its Subsidiaries has received from any Governmental Entity in a jurisdiction where Purchaser or its Subsidiary has not filed any Tax Returns any material written claim that Purchaser or such Subsidiary is subject to material taxation by that jurisdiction, which claim has not been fully resolved.

(d)    There are no Encumbrances for Taxes upon any of the assets of Purchaser or any of its Subsidiaries, other than Permitted Encumbrances.

(e)    Neither Purchaser nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among Purchaser and its Subsidiaries or (ii) any commercial agreement the primary subject matter of which is not Taxes.

(f)    None of Purchaser or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)    Neither Purchaser nor any of its Subsidiaries has waived any statutes of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case that has not expired.

(h)    Purchaser and its Subsidiaries have withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(i)    Neither Purchaser nor any of its Subsidiaries have been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return, other than an Affiliated Group consisting only of Purchaser and its Subsidiaries.

(j)    Neither Purchaser nor any of its Subsidiaries has any material liability for the Taxes of any person, other than Purchaser and its Subsidiaries, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise as a matter of Law.

(k)    Neither Purchaser nor any of its Subsidiaries has, within the two years ending on the date of this Agreement, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)    Other than the representations and warranties set forth in Section 7.08, this Section 7.16 contains the exclusive representations and warranties of Purchaser with respect to Tax matters.

SECTION 7.17    Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII (AS MODIFIED BY THE PURCHASER DISCLOSURE SCHEDULE), EACH OF PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF PURCHASER AND ITS SUBSIDIARIES, OR THEIR RESPECTIVE ASSETS, AND EACH OF PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO PURCHASER’S OR ITS SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND THE SELLERS AND THE COMPANY AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VII (AS MODIFIED BY THE PURCHASER DISCLOSURE SCHEDULE), PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY OR ANY SELLER OR THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR THE SELLERS OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PURCHASER OR ANY OF ITS AFFILIATES). PURCHASER, NEW PUBCO, PURCHASER MERGER SUB AND BLOCKER MERGER SUB DO NOT MAKE NOR HAS ANY OF THEM MADE ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY, THE SELLERS OR ANY OTHER PERSON REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF PURCHASER OR ITS SUBSIDIARIES.

ARTICLE VIII

COVENANTS

SECTION 8.01    Conduct of the Company’s Business. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article X (the “Interim Period”), except (i) for matters set forth in Section 8.01 of the Company Disclosure Schedule, (ii) for matters otherwise permitted or required by the terms of this Agreement, (iii) in response to or related to any Contagion Event or any change in Law or policy (including guidelines and directives of industry groups) relating to any Contagion Event, (iv) as required by applicable Law or (v) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (1) the Company shall use commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practice in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, in good faith that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business, and notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in good faith, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures), to keep intact the Business in all material respects and to preserve their relationships with material customers and suppliers with whom they currently deal in all material respects, and (2) the Company shall not, and shall not permit any of its operating Subsidiaries to, do any of the following:

(a)    amend its Organizational Documents;

(b)    incur any Indebtedness for borrowed money or issue any debt securities, other than (i) Indebtedness between the Company and any of its Subsidiaries or between one Subsidiary of the Company and another Subsidiary of the Company, (ii) Indebtedness incurred in the ordinary course of business, (iii) Indebtedness incurred under instruments of Indebtedness existing as of the date hereof, (iv) Indebtedness that will be repaid on or before the Closing Date, (v) Indebtedness incurred in connection with the Company’s lending business (including any such Indebtedness that gives rise to an Encumbrance contemplated by clause (iv) of the definition of “Permitted Encumbrances”) or (vi) other Indebtedness in an aggregate amount not to exceed $150,000,000;

(c)    create any Encumbrances on any of the assets material to the Company and its Subsidiaries (other than Permitted Encumbrances), other than as required by instruments of Indebtedness existing as of the date hereof or any Indebtedness incurred after the date hereof permitted in accordance with Section 8.01(b);

(d)    make any material change in accounting methods, other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(e)    other than in the ordinary course of business, (i) make or change any material Tax election, (ii) adopt or change any accounting method with respect to Taxes other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (iii) surrender any right to claim a refund of material Taxes or (iv) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(f)    sell, assign, transfer, exclusively license, allow to expire or lapse or otherwise dispose of any of the properties, rights or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken together as a whole, other than (A) properties, rights or assets having a value not in excess of $50,000,000 in the aggregate, and (B) properties, rights or assets (including loans, Mortgage Servicing Rights or interests therein) in the ordinary course of business;

(g)    with respect to the Company only, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(h)    except with respect to wholly owned Subsidiaries of the Company, adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(i)    grant any equity or equity based compensation awards outside of the ordinary course of business;

(j)    authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Notwithstanding anything to the contrary in this Section 8.01, during the Interim Period, the Company may, and may permit its Subsidiaries to, declare and pay any dividends or other distributions to the direct or indirect equityholders of the Company or its Subsidiaries, or redeem or repurchase any equity securities in the Company or its Subsidiaries, in each case, so long as, after giving effect to such dividends, distributions, redemptions and repurchases but before giving effect to the payment of any Outstanding Company Expenses or Outstanding Purchaser Expenses (or amounts that would have been Outstanding Company Expenses or Outstanding Purchaser Expenses except they were paid prior to the Closing), the cash held by the Company and its Subsidiaries as of the last day of the month in which the Closing is expected to occur would reasonably be expected to be equal to at least $250,000,000.

SECTION 8.02    Conduct of Purchaser’s Business. During the Interim Period, except as required by applicable Law, (i) Purchaser shall, and shall cause its Subsidiaries to, operate in the ordinary course of business as a blank check company and not engage in any operations or practices other than in connection with Purchaser’s status as a blank check company and the Transactions and (ii) Purchaser shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    amend its Organizational Documents;

(b)    incur any Indebtedness;

(c)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests, equity equivalents, “phantom” stock rights, stock appreciation rights or similar rights in, itself or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or amend, modify or waive any of the terms or rights set forth in, any Purchaser Warrant, including any amendment, modification or reduction of the warrant price set forth therein, other than (i) issuances of Purchaser Ordinary Shares upon the exercise of any Purchaser Warrants outstanding on the date hereof or (ii) issuances of Purchaser Shares or New Pubco Shares to PIPE Investors pursuant to, and in accordance with, such PIPE Investors’ respective PIPE Agreements entered into on or prior to the date hereof;

(d)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, itself; (B) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure; or (C) other than in connection with the redemption of validly requested by Redeeming Stockholders or as otherwise required by Purchaser’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, itself;

(e)    create any mortgage, lien, pledge or security interest on any of the assets of Purchaser and its Subsidiaries;

(f)    make any change in accounting methods, other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(g)    (i) make or change any Tax election, (ii) adopt or change any accounting method with respect to Taxes other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (iii) surrender any right to claim a refund of Taxes or (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(h)    acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(i)    sell, assign, transfer, exclusively license, allow to expire or lapse or otherwise dispose of any of its properties, rights or assets;

(j)    make or commit to make any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements);

(k)    enter into, cancel, modify or terminate the Trust Agreement or any other Contract to which it is party or to which its assets are bound;

(l)    adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(m)    except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any Purchaser Benefit Plan (or any plan, policy or arrangement that would be a Purchaser Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants; or

(n)    authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

SECTION 8.03    Incentive Plan Matters.

(a)    Omnibus Incentive Plan. Prior to the consummation of the Transactions, Purchaser shall, subject to obtaining stockholder approval of the Omnibus Incentive Plan Proposal (as defined below), adopt the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in the form attached hereto as Exhibit I. The Omnibus Incentive Plan Proposal shall provide that an aggregate number of Purchaser Shares equal to 10% of the outstanding New Pubco Shares as of the Purchaser Merger Effective Time, on a fully-diluted, as-converted basis (the “Fully Diluted Shares”), shall be reserved for issuance pursuant to the Omnibus Incentive Plan, subject to annual increases equal to 2.5% of the Fully Diluted Shares or lower as provided therein. Effective as of the Purchaser Merger Effective Time, New Pubco shall assume the Omnibus Incentive Plan (with any adjustments to reflect the Purchaser Merger, including the automatic conversion of the Purchaser Shares reserved for issuance into New Pubco Shares reserved for issuance).

(b)    UFG Holdings LLC LTIP Amendment. Effective as of the Closing, New Pubco shall assume its obligations pursuant to the terms and conditions of the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan, as it is contemplated to be amended as set forth on Section 8.03(b) of the Company Disclosure Schedule (the “LTIP”). The restricted stock units granted pursuant to the terms and conditions of the LTIP (the “Replacement RSUs”) shall be deemed “Substitute Awards” for purposes of the Omnibus Incentive Plan and shall be subject to the terms and conditions of the LTIP, the Omnibus Incentive Plan and any award agreement governing such Replacement RSUs.

SECTION 8.04    Publicity. Purchaser, on the one hand, and the Company and the Sellers, on the other hand, shall communicate and cooperate with each other prior to any press release or public disclosure of the Transactions. Purchaser, on the one hand, and the Company and the Sellers, on the other hand, agree that no public release or announcement concerning the terms of the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of one of the Company’s or any Seller’s Affiliates or Purchaser or one of its Affiliates are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that (i) Purchaser, the Sellers and the Company are permitted to (A) report and disclose the status and terms (including price terms) of this Agreement and the Transactions to their (or in the case of any Seller or the Company, its sponsors’) direct or indirect limited partners if required by those governing documents with those limited partners and otherwise in the ordinary course of their business and (B) disclose the consummation of the Transactions (but not, without the consent of the other parties, price terms or the name of such other parties) on their websites and otherwise in the ordinary course of their business and (ii) the Company and the Sellers are permitted to report and disclose the status of this Agreement and the Transactions pursuant to an internal communication or otherwise to its employees.

SECTION 8.05    Confidentiality.

(a)    Purchaser acknowledges that the information provided to it, its Affiliates and its and their respective Representatives in connection with this Agreement and the Transactions are subject to the terms of the Confidentiality Agreement between UFG Holdings LLC and Purchaser, dated as of August 17, 2020 (as amended or modified from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference.

(b)    From and after the Closing, Purchaser, the Company and their respective Subsidiaries shall treat and hold as confidential any information regarding any Seller, Blocker or Blocker GP or any of its respective Affiliates in their businesses distinct from the Business (such information, the “Confidential

Information”) and refrain from using any of the Confidential Information except in connection with this Agreement or the Ancillary Agreements, or as may otherwise be required by Law, in connection with any dispute with third parties or any defense or prosecution of legal proceedings, financial reporting, Tax or accounting matters.

SECTION 8.06    Access to Information.

(a)    Prior to the Closing Date and subject to applicable Laws and Section 8.05, Purchaser shall be entitled, through its officers, employees and Representatives (including its legal advisors and accountants), to have such access to the properties, businesses and operations of the Company and such examination of the books and records of the Company, as it reasonably requests upon reasonable advance written notice in connection with Purchaser’s efforts to consummate the Transactions. Any such access and examination shall be conducted during regular business hours and under circumstances that do not unreasonably interfere with the normal operations of the business and shall be subject to restrictions under applicable Law. The Company shall cause its and its Subsidiaries’ respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such access and examination, and the Company and its Representatives, as the case may be, shall cooperate with Purchaser and its Representatives, as the case may be, and shall use their reasonable best efforts to minimize any disruption to the Business. Any disclosure during such investigation by the Company or its Representatives shall not constitute any enlargement or additional representation or warranty of any Seller-Side Party beyond those specifically set forth in Article IV, Article V or Article VI, as applicable. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it (i) relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the Transactions, (ii) would unreasonably disrupt the operations of any Seller, the Company or any of their respective Subsidiaries, or (iii) would require any Seller, the Company or any of their respective Subsidiaries to disclose information that, in the reasonable judgment and good faith of counsel to such Seller or the Company, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which such Seller or the Company or any of their respective Subsidiaries is bound.

(b)    Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the written consent of the Company, Purchaser shall not contact any customers of the Company or any of its Subsidiaries, other than in the ordinary course of business of Purchaser or any of its Affiliates with respect to matters not involving the Company or its Subsidiaries, and provided that the applicable Seller or the Company shall have the right to have a Representative present during any such contact in the event that it consents to such contact, and (ii) Purchaser shall not have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or its Subsidiaries without the prior written consent of the Company.

SECTION 8.07    Regulatory Approvals.

(a)    Each of the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Registration Statement, filing fees payable pursuant to the HSR Act or other Competition Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable

Competition Laws, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)    Each of the parties hereto shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Competition Laws or other applicable Laws or (ii) requested by a Governmental Entity pursuant to applicable Competition Laws) to effect promptly all necessary filings with any Governmental Entity and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Entity necessary to consummate the Transactions. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the Transactions or any of the matters described in this Section 8.07. Each of the parties hereto shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Entity. No party hereto shall independently participate in any meeting or substantive conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate. In the event a party is prohibited from participating in or attending any meeting or substantive conference call, the participating party shall keep the other party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under Competition Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 8.07(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 8.07 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, neither party shall be obligated to share with the other party documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act.

(c)    Without limiting the generality of the undertakings pursuant to this Section 8.07, each party hereto shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable to any Governmental Entity information and documents relating to such party as requested by such Governmental Entity or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Entity as promptly as reasonably practicable after the date hereof (and, in the case of filings under the HSR Act, no later than 10 Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Competition Law regarding preacquisition notifications for the purpose of competition reviews). Each of the Company and Purchaser shall supply as promptly as practicable any additional information and documentary material relating to such party that may be requested by any Governmental Entity and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Entity (including, with respect to Purchaser and its Affiliates, providing financial information and certificates as well as personal information of senior management or control persons, and making individuals with appropriate seniority and expertise available to participate in discussions or hearings). Purchaser shall cause the filings made by it (or by its Ultimate Parent Entity, if applicable) under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(d)    Purchaser shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Entity relating to (i) Purchaser and its Affiliates (including any of its, or its Affiliates’, directors, officers, employees, partners, members or shareholders), (ii) all Persons who are deemed or may be deemed to “control” Purchaser and its Subsidiaries within the meaning of applicable Mortgage Laws and (iii) Purchaser’s and its Affiliates’ structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.

(e)    If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable Law, each of the parties hereto shall, at the sole cost and expense of Purchaser, cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity.

(f)    Notwithstanding the foregoing, Purchaser shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Entity (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Outside Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of Purchaser or its controlled Affiliates (including the Company and its Subsidiaries) or any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Purchaser’s or its controlled Affiliates’ (including the Company’s and its Subsidiaries’), freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of Purchaser and its controlled Affiliates (including the Company and its Subsidiaries) or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Outside Date).

(g)    From the date of this Agreement until Closing, neither Purchaser nor any of its controlled Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Entity seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

(h)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Seller-Side Party to (i) take, or cause to be taken, any action with respect to Blackstone or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of Blackstone or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, other than with respect to the Company and its Subsidiaries, or (ii) provide, or cause to be provided, (A) nonpublic or other confidential financial or sensitive personally identifiable information of Blackstone, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Blackstone Related Person”) nonpublic or other confidential financial or sensitive personally identifiable information (other than such information with respect to the officers and directors of the Company which may be provided to a Governmental Entity on a confidential basis) or (B) any other nonpublic, proprietary or other confidential information of a Blackstone Related Person that exceeds the scope of information that such Blackstone Related Person has historically supplied in connection with a similar governmental filing or notification.

SECTION 8.08    Director and Officer Liability; Indemnification.

(a)    Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Closing through the sixth anniversary of the Closing Date, the Company shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager, general partner, agent, employee or fiduciary of the Company and its Subsidiaries (the “Indemnified Individuals”) from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, (i) by reason of the fact that the Indemnified Individual is or was an officer, director, manager, general partner, agent, employee or fiduciary of the Company or its Subsidiaries and (ii) arising out of or pertaining to matters existing or occurring at or prior to the Closing (including this Agreement and the other transactions and actions contemplated hereby and the enforcement of any such Indemnified Individual’s rights under this Section 8.08 or otherwise), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law. In the event of any such Action, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any Action from the Company within ten Business Days of receipt by the Company from such Indemnified Individual of a request therefor, (y) the Company shall not settle, compromise or consent to the entry of any judgment in any Action or threatened Action (and in which indemnification could be sought by such Indemnified Individual hereunder) without the consent of such Indemnified Individual unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all liability arising out of such Action and (z) the Company shall cooperate in the defense of any such matter.

(b)    The Organizational Documents of each of the Company and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present (as of immediately prior to the Closing) directors, managers, officers and general partners of the Company and its Subsidiaries than are set forth in the Organizational Documents of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

(c)    From and after the Closing, Purchaser shall, and New Pubco shall cause Purchaser to, maintain (or cause its Affiliates to maintain) the existing insurance policies with the level and scope of directors’ and officers’ liability insurance as applicable to the Company and its Subsidiaries as of immediately prior to the

Closing for a period of six (6) years following the Closing (such period, the “Tail Insurance Period”) and covering those persons who served as a director or officer of the Company or any of its Subsidiaries, as the case may be, who were covered by a Seller’s, the Company’s or their respective Affiliates’ directors’ and officers’ liability insurance prior to the Closing. If, for any reason, any such insurance policy is anticipated to lapse or cease to be effective prior to the end of the Tail Insurance Period, Purchaser shall, and New Pubco shall cause Purchaser to, with respect to any insurance policy covering those persons who served as a director or officer of the Company or any its Subsidiaries prior to the Closing, purchase or cause to be purchased a tail policy with the level and scope of directors’ and officers’ liability insurance as applicable to the Company or its Subsidiaries, as the case may be, as of immediately prior to the Closing covering those persons serving as a director or officer of the Company or its Subsidiaries, as the case may be.

(d)    Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing, the provisions of this Section 8.08 shall continue in effect until the final disposition of such Action.

(e)    The covenants in this Section 8.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to law, contract or otherwise.

(f)    In the event that the Company, New Pubco or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person or effects any division transaction or similar transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 8.08. In addition, the Company shall not distribute, sell, transfer or otherwise dispose of any of its assets (whether by merger, consolidation, division or otherwise) in a manner that would reasonably be expected to render the Company unable to satisfy its obligations under this Section 8.08.

SECTION 8.09    Reasonable Best Efforts. Without limiting the parties’ obligations under Section 8.07, upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties; (b) (i) the preparation and filing, in consultation with the other parties, as promptly as reasonably practicable with any Governmental Entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) the obtaining and maintaining of all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party, in each case of the foregoing clauses (i) and (ii), that are necessary, proper or advisable to consummate and make effective the Transactions; (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereby; and (d) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of the Company, any Seller or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

SECTION 8.10    Preservation of Records. Purchaser shall, and shall cause the Company to, preserve and keep the records held by them relating to the Business for a period of seven years following the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the Seller Representative as may be reasonably required by the Seller Representative in connection with any insurance claims by, legal proceedings or Tax audits against, governmental investigations of, or compliance with applicable Laws by, any Seller or any of its Affiliates.

SECTION 8.11    Tax Matters.

(a)    Intended Tax Treatment; Purchase Price Allocation. The parties intend that (i) effective with the date of the Domestication, Purchaser will elect on Form 8832 to be treated as a corporation for U.S. federal income tax purposes, the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a plan of reorganization, (ii) the Mergers, the Blocker GP Contribution, the PIPE and the New Pubco Class B Common Stock Subscription, taken together, shall qualify as a contribution to New Pubco by Blocker GP, the owners of the Blocker immediately prior to Closing and the Sellers of Blocker Shares and/or Cash (as applicable) and by the owners of Purchaser of the equity of Purchaser pursuant to Section 351 of the Code, and (iii) any issuances of New Pubco Shares or Participating Company Units pursuant to Section 3.04 of this Agreement shall be treated as a non-taxable adjustment to the Equity Value Amount (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”). The Seller Representative shall prepare and deliver to New Pubco, within ninety (90) days of the Closing Date, an allocation of the Sellers’ aggregate Cash Consideration and the Blocker GP Sale Consideration and any other amounts treated as consideration for U.S. federal income tax purposes among the Company’s assets in accordance with and Section 1060 (and Section 751 and 755, if applicable) of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). New Pubco shall have thirty (30) days from the receipt of the Allocation to review and comment on the Allocation and New Pubco and the Seller Representative shall negotiate in good faith to resolve any disagreements; provided, that if New Pubco does not provide any comments in writing to the Seller Representative within such period, such Allocation as delivered by the Seller Representative shall become final. Any disputes under this Section 8.11(a) that cannot be resolved through good faith negotiation shall be referred to an independent accounting firm (the “Accountant”), whose determination shall be final and binding upon the parties. The cost of the Accountant’s review and determination shall be borne by New Pubco and the Seller Representative based on the percentage which the portion of the contested amount not awarded in favor of each such Person bears to the amount actually contested by such Person. The parties agree that the Domestication shall be treated as a transaction described in Treasury Regulation Section 1.367(b)-3, and shall reasonable cooperate in furnishing U.S. shareholders of Purchaser with the information necessary to comply with their reporting obligations under such provision, and to make qualified electing fund elections under Section 1295 of the Code. The Seller Representative and New Pubco shall report consistently with the Intended Tax Treatment and the Allocation on all Tax Returns, and no party shall take any position in any Tax Return or with any Governmental Entity that is inconsistent with the Intended Tax Treatment or Allocation, as finally determined in accordance with this Section 8.11(a) in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

(b)    Tax Returns.

(i)    New Pubco shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns for Blocker and the Company and its Subsidiaries required to be filed after the Closing and shall make all payments required with respect to any such Tax Returns; provided that, notwithstanding anything in this Agreement to the contrary, Blocker GP may, at its election, prepare and file (or cause Blocker to file) any information Tax Returns with respect to any distributions or payments to the owners of Blocker prior to Closing. With respect to any Tax Returns of the Company and its Subsidiaries that are due after the Closing with respect to a Pre-Closing Tax Period or a Straddle Period that are of the type used to report the income, loss, gain, deduction and other Tax attributes from the operation of a partnership or other pass-through entity and that are of the type that could reflect items of income, loss, gain, deduction or other Tax attributes required to be included on a Tax Return of a Seller (whether or not such items are actually reflected thereon) (a “Pass-Through Tax Return”), (w) such Pass-Through Tax Returns shall be prepared consistent with past practice, except as otherwise required by applicable Law, (x) New Pubco shall submit such Tax Return to the Seller Representative no later than thirty (30) days prior to filing any such Pass-Through Tax Return for its review, (y) New Pubco shall make any changes to such Pass-Through Tax Return reasonably requested by the Seller Representative and (z) no such Pass-Through Tax Return shall be filed without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Company (and any Subsidiary of the Company that is a partnership for U.S. federal (or other applicable) tax purposes) shall have in effect an election under Section 754 of the Code (and any similar election under state or local law) for the taxable period which includes the Closing Date.

(ii)    The parties agree that in connection with the preparation and filing of Tax Returns of or with respect to Company and its Subsidiaries, to the extent permitted by applicable Law, deductions and/or losses of or with respect to Indebtedness and Outstanding Company Expenses (or amounts that would have been Outstanding Company Expenses except they were paid prior to the Closing) shall be claimed in taxable periods, or portions thereof, ending on or before the Closing Date.

(c)    Allocation of Taxes. The portion of any Taxes for a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts, payroll or other similar levels of activities or (y) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes, the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period; provided that, for the avoidance of doubt, any Taxes incurred in connection with the Pre-Closing Reorganization, including Taxes incurred as a result of Sections 707, 704(c)(1)(B), 737 and Section 481(a) of the Code with respect to any transaction occurring prior to the Closing, shall be allocated to the portion of the Straddle Period ending on the Closing Date. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 8.11(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion. The parties agree that all items of income, gain, loss, deduction and credit allocable among the members of the Company for the taxable year that includes the Closing Date shall be allocated by taking into account the member’s varying interests during such taxable year in accordance with Section 706(d) of the Code using the “interim closing of the books” method.

(d)    Cooperation of Tax Matters. The Sellers, Purchaser and New Pubco shall cooperate reasonably in connection with the filing of any Tax Returns and any Tax Proceeding or other audit or claim with respect to Taxes. Such cooperation shall include the provision of records and information with respect to Blocker, the Company or any Subsidiary which are reasonably relevant to any Tax Proceeding or other audit or claim. Without limiting the foregoing, the Sellers, Purchaser and New Pubco will cooperate reasonably and use reasonable best efforts to have the now-current officers, directors and employees of the Company or any Subsidiary cooperate in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding or other audit or claim.

(e)    Tax Proceedings.

(i)    If a written notice of deficiency, audit, examination, or other administrative or judicial proceeding, in each case with respect to Taxes of Blocker, the Company or any Subsidiary for a Pre-Closing Tax Period or Straddle Period (a “Tax Proceeding”) is received from a Governmental Entity by New Pubco or any of its Affiliates, New Pubco shall give the Seller Representative written notice of such Tax Proceeding within ten (10) Business Days of receipt of such notice.

(ii)    The Seller Representative shall have the right, at its own expense, to control any Tax Proceeding with respect to any Pass-Through Tax Return for any Pre-Closing Tax Period; provided, however, the Seller Representative shall inform New Pubco of the status of any such Tax Proceeding, shall provide New Pubco (at New Pubco’s cost and expense) with copies of any pleadings, correspondence and other documents as New Pubco may reasonably request and shall reasonably consult with New Pubco prior to the settlement of any such proceedings and shall obtain the prior written consent of New Pubco prior to the settlement of any such proceedings that could reasonably be expected to adversely affect New Pubco or the Company or any Subsidiary in any taxable period ending after the Closing Date, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that New Pubco, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceedings controlled by the Seller Representative; and provided further, with respect to any such Pass-Through Tax Return, the Seller Representative shall, or shall cause the applicable Company or Subsidiary of the Company to, make any available election under Code Section 6226 and corresponding provisions of state, local or foreign law, and to make such allocations and issue such notices, as are necessary to give effect to such election.

(iii)    New Pubco shall have the right, at its own expense, to control any other Tax Proceeding with respect to Blocker, the Company or any Subsidiary for any Pre-Closing Tax Period or any Straddle Period; provided, that in the case of any such Tax Proceeding with respect to a Pre-Closing Tax Period or Straddle Period and which is not otherwise controlled by the Seller Representative in accordance with this Section 8.11(e), New Pubco shall keep the Seller Representative reasonably informed of the status of any such Tax Proceeding, shall provide the Seller Representative (at the Seller Representative’s cost and expense) with copies of any pleadings, correspondence and other documents as the Seller Representative may reasonably request, and shall consult with the Seller Representative prior to the settlement of any such proceedings and shall obtain the prior written consent of the Seller Representative prior to the settlement of any such proceedings that could reasonably be expected to adversely affect the Seller Representative or any of its Affiliates, which consent shall not be unreasonably conditioned, withheld or delayed; provided, further, that the Seller Representative, at its own expense, shall have the right to participate in, but not direct, the prosecution or defense of any such Tax Proceeding controlled by New Pubco that relates a Pre-Closing Tax Period or Straddle Period.

(f)    Refunds. The Seller Representative shall be entitled to, on behalf of the Sellers and Blocker GP, the amount of any refund or credit of Taxes of the Company or any of its Subsidiaries and, on behalf of Blocker GP and the owners of Blocker as of immediately prior to the Blocker Merger, any refund or credit of Taxes of Blocker, in each case with respect to any Pre-Closing Tax Period or Straddle Period (allocated in accordance with Section 8.11(c)). New Pubco shall pay, or cause to be paid, to the Seller Representative any amount to which it is entitled pursuant to this Section 8.11(f) within five (5) calendar days of the receipt or recognition (by means of an actual reduction in Taxes otherwise currently payable) of the applicable refund or credit by New Pubco or any of its Affiliates. To the extent requested by the Seller Representative, New Pubco will reasonably cooperate in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.

(g)    Post-Closing Actions. Neither New Pubco or any of its Affiliates (including Purchaser and, after the Closing, Blocker, the Company, or any of its Subsidiaries) shall, without the prior written consent of the Seller Representative, (i) make, change or revoke any Tax election affecting a Pre-Closing Tax Period or Straddle Period, (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return relating to a Pre-Closing Tax Period or Straddle Period, (iii) file or request any ruling with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, or enter into any voluntary disclosure with any Governmental Entity regarding any Tax or Tax Returns of the Company or any of its Subsidiaries, in each case relating to a Pre-Closing Tax Period or Straddle Period or (iv) take any action that results in any increased Tax liability or reduction of any Tax asset of the Sellers, Blocker GP and the owners of Blocker as of immediately prior to the Blocker Merger in respect of any Pre-Closing Tax Period or Straddle Period.

(h)    Transfer Taxes. Notwithstanding any other provision in this Agreement, the Company shall be responsible for all Transfer Taxes incurred in connection with the Transactions. The party required to do so as a matter of applicable Law shall, at its own expense, timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(i)    FIRPTA Certificate; Tax Forms. At or prior to the Closing, Purchaser shall have received (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897- 2(h), certifying that Blocker is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder, and (ii) from each Seller and Blocker GP, an Internal Revenue Service Form W-9.

SECTION 8.12    Registration Statement; Special Meeting.

(a)    Subject to receipt of the PCAOB Audited Financials, as promptly as practicable following the execution and delivery of this Agreement (and, in any event, no later than 30 days following the date hereof), New Pubco shall use its reasonable best efforts to prepare, with the assistance of Purchaser and the Company, and cause to be filed with the SEC, the Registration Statement. Each of New Pubco, Purchaser and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act and the Proxy Statement cleared of SEC comments as promptly as practicable after the filing of the Registration Statement, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. New Pubco also shall use its reasonable best efforts to obtain all necessary state securities law or “blue sky” approvals required to consummate the Transactions. Each of New Pubco, Purchaser and the Company shall furnish all information concerning itself, its Subsidiaries, officers, directors, managers and equityholders as may be reasonably necessary or advisable in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, and the Company shall cause its directors, officers, and employees to be reasonably available to New Pubco, Purchaser, and their counsel in connection with the preparation and drafting of the Registration Statement and responding in a timely manner to comments on the Proxy Statement from the SEC. Promptly after the Registration Statement is declared effective under the Securities Act, Purchaser will cause the Proxy Statement to be mailed to stockholders of Purchaser.

(b)    No filing of, or amendment or supplement to, the Registration Statement will be made by New Pubco without providing Purchaser and the Company with a reasonable opportunity to review and comment thereon. Each of New Pubco, Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If New Pubco, Purchaser or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) each of New Pubco, Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Registration Statement. New Pubco, Purchaser and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Shares, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Organizational Documents of Purchaser. Each of New Pubco and Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that it receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments, and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of New Pubco, Purchaser and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the

Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to stockholders of Purchaser and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    Purchaser agrees to include provisions in the Proxy Statement, and to take all reasonable action related thereto, with respect to (i) approval of the Domestication and the LLC Agreement of Purchaser (including the approval of the Business Combination) (collectively, the “Cayman Proposals”), (ii) each approval (including any approval that is solely on an advisory basis) of each provision of the A&R Certificate of Incorporation of New Pubco that reasonably requires a separate vote under SEC or NYSE rules (all such approvals, collectively, the “Amendment Proposal”), (iii) each approval of each issuance of Purchaser Shares, shares of New Pubco Class A Common Stock or New Pubco Class B Common Stock that reasonably requires a separate vote under SEC or NYSE rules (including approval of the issuance of Purchaser Shares pursuant to the Purchaser PIPE Agreements, each issuance of New Pubco Shares under each New Pubco PIPE Agreement and approval of each other issuance that is subject to related party transaction rules) (all such approvals, collectively, the “Issuance Proposal”), (iv) approval of an extension of the date by which Purchaser must consummate a Business Combination to October 8, 2021 (or, if elected by the Company prior to the date the Registration Statement is declared effective under the Securities Act, such other date designated by the Company) to be effected by way of amendment and restatement of the Memorandum and Articles of Association (the “Extension Proposal”), (v) approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) and (vi) approval of any other proposals that are required to be made and approved in order to consummate the Transactions and any other proposals that are reasonably agreed between Purchaser and the Company to be appropriate in connection with the Transactions (together with the Cayman Proposals, the Amendment Proposal, the Issuance Proposal, the Extension Proposal and the Omnibus Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Purchaser shall propose to be acted on by Purchaser Stockholders at the Special Meeting. Purchaser shall file any special resolutions with the Registrar with respect to the Cayman Proposals, such special resolutions to be forwarded to the Registrar within 15 days after such approval of such special resolutions in accordance with s.62 of the Companies Law.

(d)    Purchaser shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (and, in any event, no later than 10 days following such declaration of effectiveness), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with applicable Law, (ii) cause the Proxy Statement to be disseminated to Purchaser Stockholders in compliance with applicable Law and (iii) solicit proxies from shareholders of Purchaser to vote in favor of each of the Proposals. Purchaser shall, through the Purchaser Board, recommend to its stockholders that they approve each of the Proposals (the “Purchaser Board Recommendation”) and shall include the Purchaser Board Recommendation in the Proxy Statement. The Purchaser Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation. Once notice of the Special Meeting has been given, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Purchaser shall not cancel, recess, adjourn, postpone or delay the Special Meeting and (y) neither the Purchaser Board nor any committee or subcommittee thereof shall change the record date for determining stockholders of Purchaser entitled to notice of or to vote at the Special Meeting or any adjournment; provided, however, that Purchaser shall have the right to adjourn the Special Meeting on a single occasion to a date that is not five Business Days later than the originally scheduled date of the Special Meeting; provided, further, that in connection with such adjournment, (A) neither the Purchaser Board nor any committee or subcommittee shall change the record date for determining stockholders of Purchaser entitled to notice of or to vote at the Special Meeting or any adjournment and (B) the Purchaser Board shall direct that the date, time and place (or means of remote communication) of the adjournment be announced at the Special Meeting. Following the adjournment of the Special Meeting in accordance with the immediately preceding two provisos, Purchaser (I) shall cause a supplement to the Proxy Statement to be disseminated to Purchaser Stockholders in compliance with applicable Law, which supplement shall include a reaffirmation of the Purchaser Board Recommendation and the date, time and place of the Special Meeting as so adjourned, (II) shall continue to solicit proxies from the holders of Purchaser Shares to vote in favor of each of the Proposals, and (III) notwithstanding anything to the contrary herein or otherwise, Purchaser shall not otherwise cancel, recess, adjourn, postpone or delay the Special Meeting as so adjourned or take any other action to prevent or impede the Special Meeting as so adjourned from being convened or otherwise prevent or impede any of the Proposals from being submitted to the stockholders entitled to vote thereon. Notwithstanding anything to the contrary in this subsection (d), Purchaser shall, at the written request of the Company, adjourn the Special Meeting to a date to be agreed upon by Purchaser and the Company for the absence of a quorum or if Purchaser has not received proxies representing a sufficient number of Purchaser Shares to obtain approval of the Proposals at the Special Meeting (which date, if not mutually agreed upon by Purchaser and the Company, shall be the date that is ten Business Days after the adjourned Special Meeting).

(e)    Purchaser shall cause the Proxy Statement to include terms providing Purchaser Stockholders with the opportunity to redeem their Purchaser Shares by delivering such shares for redemption to Purchaser’s transfer agent not later than 5:00 pm eastern time on the date that is two Business Days prior to the date of the Special Meeting.

SECTION 8.13    Purchaser NYSE Listing.

(a)    From the date hereof through the Closing, Purchaser shall use reasonable best efforts to ensure Purchaser remains listed as a public company on, and for Purchaser Shares to be listed on, NYSE.

(b)    Purchaser and New Pubco shall use reasonable best efforts to cause the New Pubco Shares to be issued in connection with the Transactions (including the Earnout Shares) and issuable pursuant to the Exchange Agreement to be approved for listing on NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

SECTION 8.14    Purchaser Public Filings. From the date hereof through the Closing, Purchaser will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

SECTION 8.15    Insurance Matters. Prior to the Closing, New Pubco shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of New Pubco, the Company, and their respective Subsidiaries at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as New Pubco, the Company and their Subsidiaries.

SECTION 8.16    Section 16 Matters. Prior to the Closing, the Purchaser Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of New Pubco Shares pursuant to this Agreement (including pursuant to Section 3.04) and the other agreements contemplated hereby, by any person who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

SECTION 8.17    Exclusivity.

(a)    During the Interim Period, Purchaser shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, engage in or facilitate discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide any information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their controlled Affiliates or Representatives), concerning, relating to or which is intended or could reasonably be likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Purchaser Business Combination Proposal”) other than with the Company, its equityholders or their respective controlled Affiliates. Purchaser shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Purchaser Business Combination Proposal. Purchaser shall promptly (but in no event later than twenty-four (24) hours after becoming aware of any Purchaser Business Combination proposal) notify the Company of any Purchaser Business Combination Proposal following Purchaser’s awareness thereof and shall provide a copy of such Purchaser Business Combination Proposal if in writing or otherwise provide a detailed summary of the material terms of such Purchaser Business Combination Proposal to the Company.

(b)    During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue, engage in or facilitate discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide any information to or commence due diligence with respect to, any Person (other than Purchaser, its shareholders and/or any of their controlled Affiliates or Representatives), concerning, relating to or which is intended or could reasonably be likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any (i) reorganization, liquidation, dissolution, share exchange or recapitalization (excluding a recapitalization funded with the proceeds of debt financing), (ii) merger or consolidation involving the Company or any of its Subsidiaries, (iii) sale of all or substantially all of the Company’s or its Subsidiaries’ assets (other than securitization transactions and other sales of assets in the ordinary course of business) or equity interests (or any rights to acquire, or securities convertible into or exchangeable for, any such equity interests) or (iv) similar transaction or business combination involving the Company or any of its Subsidiaries or its or their business or assets (a “Company Business Combination Proposal”), in each case other than (A) with Purchaser, its equityholders or their respective controlled Affiliates or (B) as otherwise contemplated or permitted by this Agreement (including in connection with the Pre-Closing Reorganization or as permitted under Section 8.01). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Business Combination Proposal. The Company shall promptly (but in no event later than twenty-four (24) hours after becoming aware of any Company Business Combination proposal) notify Purchaser of any Company Business Combination Proposal following the Company’s awareness thereof and shall provide a copy of such Company Business Combination Proposal if in writing or otherwise provide a detailed summary of the material terms of such Company Business Combination Proposal to Purchaser.

SECTION 8.18    Trust Account. Prior to or at the Closing, Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares validly requested by Redeeming Stockholders and (b) the payment of the amounts set forth in this Agreement (including each Seller’s Seller Cash Consideration, the Blocker GP Sale Consideration and the aggregate Blocker Merger Consideration).

SECTION 8.19    No Claim Against the Trust Account. The Company acknowledges that Purchaser is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Purchaser’s final prospectus, dated April 5, 2019 and other SEC Reports, the Memorandum and Articles of Association, and the Trust Agreement and understands that Purchaser has established the Trust Account described therein for the benefit of Purchaser’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Purchaser’s sole assets consist of the cash proceeds of Purchaser’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by April 8, 2021 or such later date as approved by the shareholders of Purchaser to complete a Business Combination, Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future Action of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Purchaser to collect from the Trust Account any monies that may be owed to them by Purchaser or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. In the event that the Company commences any Action against or involving the Trust Fund in violation of the foregoing, the Purchaser shall be entitled to recover from such party the associated reasonable legal fees and costs in connection with any such Action, in the event Purchaser prevails in such Action. This Section 8.19 shall survive the termination of this Agreement.

SECTION 8.20    Warrant Offer. At the sole election of the Company, during the period prior to the Closing, Purchaser shall commence a tender offer (such tender offer, the “Warrant Offer”) for the outstanding Public Warrants, with the price per Public Warrant, the aggregate amount of warrants subject to the Warrant Offer, and the other terms and conditions of the Warrant Offer to be determined by the Company in its sole discretion. In the event the Company elects to have Purchaser commence such Warrant Offer, Purchaser shall use its reasonable best efforts to launch such Warrant Offer as soon as practicable, and such Warrant Offer shall be consummated concurrently with the Closing with any such payment for the Public Warrants in connection with the Warrant Offer to be made from the combined cash of the Company and Purchaser after the release of funds from the Trust Account. The Company shall have the right to review and approve all agreements and other documentation relating to the Warrant Offer, and Purchaser shall not change or waive any of the terms of the Warrant Offer without the Company’s prior written consent. Purchaser shall comply with all applicable securities laws in its making of the Warrant Offer.

SECTION 8.21    Pre-Closing Governance Covenants. Each of Purchaser and (to the extent applicable) New Pubco shall take, or cause to be taken, the actions set forth in this Section 8.21 prior to the New Pubco Class B Common Stock Subscription (including, with respect to actions involving New Pubco, in Purchaser’s capacity as the sole stockholder of New Pubco).

(a)    Purchaser and New Pubco shall (i) cause each Person serving as a member of the board of directors of New Pubco or the board of managers of Purchaser, as applicable, immediately prior to the Purchaser Merger Effective Time to resign from such position, effective upon the Purchaser Merger Effective Time, and (ii) elect or otherwise cause Persons designated by the Company to comprise the entire board of directors of New Pubco, effective upon the Purchaser Merger Effective Time; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NYSE.

(b)    Purchaser and New Pubco shall (i) cause each Person serving as an officer of New Pubco or Purchaser, as applicable, immediately prior to the Purchaser Merger Effective Time to resign from such position, effective upon the Purchaser Merger Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of the Company immediately prior to the Purchaser Merger Effective Time as a corresponding officer of New Pubco, effective upon the Purchaser Merger Effective Time.

(c)    New Pubco shall, and Purchaser shall cause New Pubco to, take all actions to cause the Amended and Restated Certificate of Incorporation of New Pubco, in the form attached hereto as Exhibit E (the

“A&R Certificate of Incorporation of New Pubco”), to be filed with the Secretary of State of the State of Delaware and become effective prior to the consummation of the transactions contemplated by the New Pubco PIPE Agreements.

(d)    Purchaser and New Pubco shall take all actions to cause the Amended and Restated Bylaws of New Pubco, in the form attached hereto as Exhibit F (the “A&R Bylaws of New Pubco”), to be adopted effective upon the Purchaser Merger Effective Time.

SECTION 8.22    Financial Statements and Related Information. As promptly as practicable following the date of this Agreement (but in any event no later than January 31, 2021), the Company shall provide to Purchaser (a) the audited consolidated statement of financial condition of the Company as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive income, cash flows and members’ equity of the Company for the periods ended December 31, 2017, December 31, 2018 and December 31, 2019 prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”), and (b) the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity, prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X that have been reviewed by the Company’s independent auditor in accordance with the PCAOB Auditing Standard 4105, for the six months ended June 30, 2019 and June 30, 2020 and the nine months ended September 30, 2019 and September 30, 2020.

SECTION 8.23    Notification of Certain Matters. Each party hereof shall provide the other parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such party’s conditions set forth in Article IX not to be satisfied by the Outside Date. No such notice shall constitute an acknowledgment or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 8.23 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of any party.

ARTICLE IX

CONDITIONS OF CLOSING

SECTION 9.01    Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the Transactions are subject to the fulfillment on the Closing Date of each of the following conditions:

(a)    there shall not be any Law in effect making illegal the consummation of the Transactions, and there shall not be any Governmental Order in effect prohibiting the consummation of the Transactions;

(b)    any required waiting periods (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have terminated or expired;

(c)    all consents, notices and approvals, as applicable, to or from the Governmental Entities set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained;

(d)    Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing;

(e)    Each of the Proposals shall have been approved by the requisite vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; and

(f)    The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and not withdrawn and no proceedings for that purpose shall have been initiated or threatened and not withdrawn by the SEC or any other Governmental Entity.

SECTION 9.02    Additional Conditions to Obligations of Purchaser-Side Parties. The respective obligations of the Purchaser-Side Parties to consummate the Transactions are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

(a)    (i) the representations and warranties of the Company set forth in Section 4.01, Section 4.02(a), Section 4.02(b), Section 4.03 and Section 4.16, of Blocker set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.08, and of the Sellers and Blocker GP set forth in Section 6.01, Section 6.02 and Section 6.04, shall be true and correct in all material respects (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of the Seller-Side Parties contained in Article IV, Article V or Article VI, as applicable, shall be true and correct in all respects (without (other than in the case of the representations contained in Sections 4.05 and 4.07(ii)) giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of this clause (ii), where the failure of such representations or warranties to be true and correct has not had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(b)    each Seller-Side Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)    Purchaser shall have received a certificate of an executive officer of each Seller-Side Party to the effect that, to the best of his or her knowledge, the conditions set forth in subsections (a) and (b) of this Section 9.02 have been satisfied with respect to the matters pertaining to such Seller-Side Party; and

(d)    the Pre-Closing Reorganization (which, for the avoidance of doubt, may include any modifications contemplated by the proviso in Section 2.02) shall have been duly completed.

SECTION 9.03    Additional Conditions to Obligations of Seller-Side Parties. The respective obligations of the Seller-Side Parties to consummate the Transactions are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part in its sole discretion):

(a)    the representations and warranties of the Purchaser-Side Parties in Article VII shall be true and correct in all material respects (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date);

(b)    each Purchaser-Side Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)    The Seller Representative shall have received a certificate of an executive officer of each Purchaser-Side Party to the effect that, to the best of his or her knowledge, the conditions set forth in subsections (a) and (b) of this Section 9.03 have been satisfied with respect to the matters pertaining to such Purchaser-Side Party;

(d)    The Pre-Closing Purchaser Cash shall be equal or greater than $400,000,000 (excluding payment of any deferred underwriting fees, Outstanding Purchaser Expenses and Outstanding Company Expenses);

(e)    Purchaser shall have delivered to the Seller Representative an executed copy of the Stockholders Agreement, the Registration Rights Agreement, the Post-Closing Company LLC Agreement, the Exchange Agreement and the Tax Receivable Agreements;

(f)    The board of directors of New Pubco shall be constituted with the Persons designated by the Company; provided, a majority of such Persons shall be independent as required by the SEC and the rules and listing standards of NYSE;

(g)    All aspects of the Domestication shall have been duly completed;

(h)    Purchaser shall have complied in all respects with each of its obligations under Section 8.21, such that each of the actions contemplated by Section 8.21 will become effective upon the Purchaser Merger Effective Time, in the manner described in Section 8.21;

(i)    The transactions contemplated to occur prior to the Closing by the Sponsor Agreement have been consummated concurrently with or prior to the Closing, including the exchange of all of the warrants owned by the Sponsor for Purchaser Shares as contemplated by the Sponsor Agreement; and

(j)    To the extent the Company has elected for Purchaser to commence a Warrant Offer in accordance with Section 8.20, such Warrant Offer shall have been consummated concurrently with the Closing.

ARTICLE X

TERMINATION

SECTION 10.01    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    at the election of the Seller Representative or Purchaser on or after April 8, 2021 (or, if the Extension Proposal is approved, such later date set forth in the Extension Proposal) (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m. New York time on such date; provided, however, that neither the Seller Representative nor Purchaser may terminate this Agreement pursuant to this Section 10.01(a) if a Seller-Side Party (in the case of a purported termination by the Seller Representative) or a Purchaser-Side Party (in the case of a purported termination by Purchaser), at the time of such purported termination, has breached any of its obligations hereunder in any material respect and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the non-terminating party set forth in Article IX prior to the Outside Date, or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither the Seller Representative nor Purchaser shall have the right to terminate this Agreement pursuant to this Section 10.01(a) in the event the other party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending;

(b)    by mutual written consent of the Seller Representative and Purchaser;

(c)    by the Seller Representative or Purchaser if there shall be in effect a final, nonappealable Governmental Order of a Governmental Entity having competent jurisdiction over the Business (other than any portion thereof that is not material) prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to the party seeking to terminate if a Seller-Side Party (in the case of a purported termination by the Seller Representative) or a Purchaser-Side Party (in the case of a purported termination by Purchaser) has breached any of its representations, warranties, covenants or other agreements hereunder and such breach or breaches would result in a failure of a condition to the obligations of the non-terminating party set forth in Article IX;

(d)    by Purchaser if (i) none of the Purchaser-Side Parties has breached any of their respective representations, warranties, covenants or other agreements hereunder in any material respect and (ii) a Seller-Side Party has breached any of its representations, warranties, covenants or other agreements hereunder in any material respect and such breach or breaches would render any condition set forth in

Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty Business Days after the giving of written notice by Purchaser to the Seller Representative and (y) two Business Days prior to the Outside Date;

(e)    by the Seller Representative if (i) none of the Seller-Side Parties has breached any of their respective representations, warranties, covenants or other agreements hereunder in any material respect and (ii) a Purchaser-Side Party has breached any of its representations, warranties, covenants or other agreements hereunder in any material respect and such breach or breaches would render any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty Business Days after the giving of written notice by the Seller Representative to Purchaser and (y) two Business Days prior to the Outside Date; or

(f)    by Purchaser if the Company shall not have provided the PCAOB Audited Financials by January 31, 2021.

SECTION 10.02    Procedure Upon Termination. In the event of termination and abandonment by the Seller Representative or Purchaser, or both, pursuant to Section 10.01, written notice thereof specifying the relevant provision under which termination is made shall be given to the other party or parties, and the Transactions shall be abandoned, without further action by any of the Seller Representative, the Company or Purchaser.

SECTION 10.03    Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 10.01, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any party; provided, however, that subject to the terms of this Section 10.03, (i) no such termination shall (A) restrict the availability of specific performance, if any, set forth in Section 12.13 with respect to surviving obligations that are to be performed following such termination or (B) relieve any party hereto from liability for damages resulting from any Willful Breach that occurred prior to such termination and (ii) the provisions of Section 8.04, Section 8.05, this Article X, Section 11.01 and Article XII shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. The term “Willful Breach” means a party’s material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

ARTICLE XI

ADDITIONAL AGREEMENTS

SECTION 11.01    No Reliance.

(a)    Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, the Purchaser-Side Parties are acquiring the Business “As-Is, Where-Is”, and none of the Seller-Side Parties or any of their respective Subsidiaries or any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or other Representatives or any other Person or Non-Recourse Party has made or makes or is authorized to make any other representation or warranty, express or implied, whether written or oral, on behalf of the Seller-Side Parties, their respective Subsidiaries or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person or otherwise. Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, each Purchaser-Side Party, on behalf of itself and its Affiliates and each of their respective Representatives, hereby waives, and acknowledges that none of such Purchaser-Side Party, any of its Affiliates or any of their Representatives or any other Person or Non-Recourse Party has relied upon in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions, any other representation or warranty, express or implied, whether written or oral, on behalf of the Seller-Side Parties, their respective Subsidiaries or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person or otherwise.

(b)    To the fullest extent permitted by applicable Law, except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, none of the Seller-Side Parties, their respective Subsidiaries or any other Person will have or be subject to any liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) to any Purchaser-Side Party, Affiliate thereof, any Representative of any of the foregoing or any other Person resulting from the sharing with any Purchaser-Side Party or any Affiliate or Representative thereof, or any such Person’s use of any information, documents, projections, forecasts or other materials made available to it in the Electronic Data Room or management presentations (or omissions therefrom) in expectation of the Transactions or otherwise. Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, the Purchaser-Side Parties (i) understand that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to any Purchaser-Side Party are not and shall not be deemed to be or to include representations and warranties of the Seller-Side Parties or any of their respective Subsidiaries or Affiliates and (ii) acknowledge and agree that none of the Purchaser-Side Parties, any of their respective Affiliates, any Representatives of any of the foregoing or any other Person or Non-Recourse Party has relied on any such estimates, projections, predictions, data financial information, memoranda, offering materials or presentations. Except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, the Purchaser-Side Parties acknowledge and agree, to the fullest extent permitted by applicable Law, to the express disavowal and disclaimer of any other representations and warranties, whether made by any Seller-Side Party or any other Person on behalf of any Seller-Side Party, and of all liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to any Purchaser-Side Party (which the Purchaser-Side Parties acknowledge and agree has not been relied on by any Purchaser-Side Party, Affiliate thereof, Representative of any of the foregoing or any other Person or Non-Recourse Party in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions contemplated hereby or otherwise), including any opinion, information, projection, forecast or other information that may have been or may be provided to any Purchaser-Side Party by any director, officer, employee, agent, consultant or other Representative of any of the Seller-Side Parties or any of their respective Affiliates. In furtherance of the foregoing, and not in limitation thereof, each Purchaser-Side Party specifically acknowledges and agrees that none of the Seller-Side Parties or any of their respective Subsidiaries or Affiliates makes or has made, and that no Purchaser-Side Party, Affiliate thereof, Representative of any of the foregoing or any other Person or Non-Recourse Party has relied on in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions contemplated hereby or otherwise, any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to any Purchaser-Side Party with respect to the performance of the Company or any of the Company’s Subsidiaries either before or after the Closing Date. Each Purchaser-Side Party acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that (i) such projections or forecasts are being provided solely for the convenience of such Purchaser-Side Party to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) such Purchaser-Side Party is familiar with such uncertainties and (iv) such Purchaser-Side Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Each Purchaser-Side Party acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and businesses of the Company and the Company’s Subsidiaries and, in making its determination to proceed with the Transactions, it has been provided and has evaluated such documents and information as it has deemed necessary and has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly set forth in Article IV, Article V and Article VI.

(c)    Each Purchaser-Side Party and its Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents and other Representatives hereby acknowledges that, except for the representations and warranties expressly set forth in Article IV, Article V and Article VI, no other statutory, express or implied representation or warranty, whether written or oral, concerning the Company, the Transactions or the Business, the execution, delivery or performance of this Agreement or the other Transaction Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made or is or has been relied on by any such Purchaser-Side Party, Affiliate thereof, Representative of any of the foregoing or any other Person or Non-Recourse Party in connection with the Purchaser-Side Parties’ entry into this Agreement and agreement to consummate the Transactions contemplated hereby or otherwise.

SECTION 11.02    No Survival. To the fullest extent permitted by applicable Law, the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate, instrument, opinion, agreement or other document of any party hereto or any other Person delivered hereunder shall terminate effective as of the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other Representatives, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, which shall survive in accordance with their terms. Furthermore, without limiting the generality of this Section 11.02, no Action will be brought, encouraged, supported or maintained by, or on behalf of, any Purchaser-Side Party, any of their Affiliates, any Seller, the Company or any of its Subsidiaries against any Seller Person, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of any Seller-Side Party or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of any Seller-Side Party or any other Person delivered hereunder, the subject matter of this Agreement or any other document contemplated hereby, the Transactions, the Business, the ownership, operation, management, use or control of the Business, any of their assets, or any actions or omissions at, or prior to, the Closing Date.

SECTION 11.03    Release.

(a)    Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Purchaser-Side Parties, the Company and their Subsidiaries, in each case on behalf of itself and its respective Affiliates (collectively, the “Seller Person Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each Seller Person from any and all liabilities and obligations to such Seller Person Releasers of any kind or nature whatsoever arising as of or prior to the Closing and relating to his, her or its direct or indirect ownership interest in, or service as a controlling person, director, officer, employee or agent of, the Company or any of its Affiliates, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein) or otherwise at law or in equity, and each of the Seller Person Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any Seller Person (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein).

(b)    Effective upon the Closing, to the fullest extent permitted by applicable Law, each of the Seller-Side Parties, New Pubco and their Subsidiaries, in each case on behalf of itself and its respective Affiliates (collectively, the “Purchaser Person Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each Purchaser Person from any and all liabilities and obligations to such Purchaser Person Releasers of any kind or nature whatsoever arising as of or prior to the Closing and relating to his, her or its direct or indirect ownership interest in, or service as a controlling person, director, officer, employee or agent of, New Pubco or any of its Affiliates, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein) or otherwise at law or in equity, and each of the Purchaser Person Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any Purchaser Person (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent expressly set forth herein or therein).

ARTICLE XII

MISCELLANEOUS

SECTION 12.01    Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Purchaser and the Seller Representative and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

SECTION 12.02    Governing Law; Jurisdiction.

(a)    This Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)    Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action directly or indirectly arising out of, under or in connection with this Agreement or the negotiation, execution, performance or enforcement of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or any counterclaim with respect thereto, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (ii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of, under or in connection with this Agreement or the negotiation, execution, performance or enforcement of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) or any counterclaim with respect thereto, or for recognition or enforcement of any judgment in the Court of Chancery of the State of Delaware, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan,

(iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and agrees not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such Action shall be conclusive and binding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 12.04 set forth below or in any other manner permitted by applicable Law shall be effective service of process for any Action brought in any such court.

SECTION 12.03    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS AGREEMENT (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT) OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.03.

SECTION 12.04    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by e-mail, unless transmitted after 5:00 P.M. local time or on a day other than on a Business Day, in which case on the next Business Day, and (c) on the next Business Day when sent by overnight courier service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, Blocker, Blocker GP, a Seller or the Seller Representative, to:

Finance of America Equity Capital LLC

c/o UFG Holdings

909 Lake Carolyn Parkway, Suite 1550

Irving, TX 75039

Attn:    Anthony W. Villani

Email:    tony.villani@financeofamerica.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:    Elizabeth A. Cooper

E-mail:    ecooper@stblaw.com

If to Purchaser, to:

Replay Acquisition Corp.

c/o EMS Capital LP

767 Fifth Ave., 46th Floor

New York, NY 10153

Attn:    Legal and Compliance

E-mail: info@replayacquisition.com

with copies (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attn:    Alan I. Annex, Esq.

E-mail:    annexa@gtlaw.com

or to such other address, email or Person as a party shall have last designated by such notice to the other parties.

SECTION 12.05    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

SECTION 12.06    Fees and Expenses. Except as otherwise specified in this Agreement, including pursuant to Section 3.05, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided, however, that Purchaser and the Company shall each pay one-half of all fees and expenses in connection with any filing pursuant to the HSR Act and the Competition Laws.

SECTION 12.07    Entire Agreement. This Agreement (including the Exhibits and Schedules), together with the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

SECTION 12.08    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement (or, with respect to any references to Sections of the Company Disclosure Schedule in this Agreement, the Company Disclosure Schedule, and, with respect to any references to Sections of the Purchaser Disclosure Schedule in this Agreement, the Purchaser Disclosure Schedule) unless otherwise indicated.

(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d)    Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e)    Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f)    The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.

(g)    The word “or” is not exclusive. The word “will” shall be deemed to have the same meaning as the word “shall”.

(h)    References in this Agreement to “dollars” or “$” are to U.S. dollars.

(i)    This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

SECTION 12.09    Company Disclosure Schedule.

(a)    The Company Disclosure Schedule and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by the Sellers and the Company in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of the Sellers, the Company or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Company Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only. No reference in the Company Disclosure Schedule to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Company Disclosure Schedule shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent. The inclusion of any cross-references to any section or subsection of the Company Disclosure Schedule, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Company Disclosure Schedule are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Company Disclosure Schedule or to expand, modify or influence the scope of the information required to be disclosed in the Company Disclosure Schedule or the interpretation of this Agreement.

(b)    The information contained in the Company Disclosure Schedule is confidential, proprietary information of the Sellers and the Company, and Purchaser shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement. In disclosing the information in the Company Disclosure Schedule, the Sellers and the Company expressly do not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

SECTION 12.10    Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by the Seller Representative and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 12.11    Counterparts. This Agreement may be executed in any number of counterparts, including by means of email in Portable Document Format, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 12.12    Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns except as set forth in Section 8.08, Section 12.15 and Section 12.16 each of which rights are hereby expressly acknowledged and agreed to by the Purchaser-Side Parties, nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 12.13    Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and hereby agree that, subject to the terms of this Section 12.13, in the event of any breach or threatened breach by any Seller-Side Party, on the one hand, or any Purchaser-Side Party, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Purchaser (in the case of a breach or threatened breach by a Seller-Side Party) and the Seller Representative (in the case of a breach or threatened breach by a Purchaser-Side Party) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the applicable party, and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the applicable party under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The parties hereby further acknowledge and agree that prior to the Closing, the parties shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement, including Section 8.7, by the Seller-Side Parties or Purchaser-Side Parties, as may be applicable, and to cause the Seller-Side Parties or Purchaser-Side Parties, as may be applicable, to consummate the Transactions, including to effect the Closing in accordance with Section 2.7, on the terms and subject to the conditions in this Agreement. The remedies available to the parties pursuant to this Section 12.13 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Seller Representative from seeking to obtain such other remedies. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 12.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 12.13 prior or as a condition to exercising any termination right under Article X (and pursuing monetary damages) after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 12.13 or anything set forth in this Section 12.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement.

SECTION 12.14    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

SECTION 12.15    No Recourse to Non-Parties. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party covenants, agrees and acknowledges that no Persons other than the Seller-Side Parties and the Purchaser-Side Parties shall have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that a Seller-Side Party or a Purchaser-Side Party or its respective managing members or general partners may be partnerships or limited liability companies, no party has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the parties, each a “Non-Recourse Party”), through the Purchaser-Side Parties or Seller-Side Parties, as may be applicable, or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by any party or any of its Affiliates or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of any party or any other Person delivered hereunder.

SECTION 12.16    Seller-Side Parties Representation. Purchaser agrees, on its own behalf and on behalf of each of its directors, officers, managers, employees and Affiliates, that, following the Closing, Simpson Thacher & Bartlett LLP may serve as counsel to the Company and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Simpson Thacher & Bartlett LLP prior to the Closing Date of the Company. Purchaser and the Company hereby (a) waive any claim they have or may have that Simpson Thacher & Bartlett LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Purchaser and the Company or any of their respective Affiliates, Simpson Thacher & Bartlett LLP may represent the Company or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Company and even though Simpson Thacher & Bartlett LLP may have represented the Company in a matter substantially related to such dispute. Notwithstanding anything herein to the contrary, the parties hereto further agree that, as to all communications prior to Closing between or among Simpson Thacher & Bartlett LLP and the Company, any of the Company’s Affiliates or any of the Representatives of any of the foregoing, and any other documents, materials, reports, memoranda or other materials, items or things that are protected under the attorney-client privilege, the work product doctrine or any similar protection as of immediately prior to the Closing as a result of Simpson Thacher & Bartlett LLP’s representation of any of the foregoing, that relate in any way to this Agreement or the Transactions (collectively, the “Seller Privileged Communications and Materials”), the attorney-client privilege, protection under the work product doctrine or any similar privilege or protection and the expectation of client confidence shall survive the Closing and remain in effect; provided, that from and after the Closing, any such privilege, similar protection and expectation of client confidence shall be assigned to and controlled by the applicable Seller and shall not pass to or be claimed by Purchaser, the Company or any other Person other than such Seller from and after the Closing, except to the extent expressly contemplated by the last sentence of this Section 12.16. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege or similar protection attaching as a result of Simpson Thacher & Bartlett LLP’s representation of the Company, any of its Affiliates or any of their respective Representatives in connection with this Agreement and the Transactions shall survive the Closing, remain in effect and be assigned to and controlled by such Seller. As to any Seller Privileged Communications and Materials, each Purchaser-Side Party, each of their respective Affiliates and, from and after the Closing, the Company and its Affiliates, together with any of their respective successors or assigns, agree that no such party may use or rely on any of the Seller Privileged Communications and Materials in any Action involving any of the parties hereto or otherwise following the Closing except to the extent expressly contemplated by the last sentence of this Section 12.16. Notwithstanding the foregoing, in the event that a dispute arises between the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege or similar protection to prevent disclosure of any Seller Privileged Communications and Materials to such third party; provided, however, that the Company may not waive such privilege or similar protection without the prior written consent of such Seller.

SECTION 12.17    Purchaser-Side Parties Representation. Purchaser agrees, on its own behalf and on behalf of each of its directors, officers, managers, employees and Affiliates, that, following the Closing, Greenberg Traurig, LLP may serve as counsel to Sponsor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Greenberg Traurig, LLP prior to the Closing Date of Purchaser. Purchaser and the Company hereby (a) waive any claim they have or may have that Greenberg Traurig, LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Sponsor, on the one hand, and Purchaser or the Company, on the other hand, or any of their respective Affiliates, Greenberg Traurig, LLP may represent Sponsor or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Company and even though Greenberg Traurig, LLP may have represented Purchaser in a matter substantially related to such dispute. Notwithstanding anything herein to the contrary, the parties hereto further agree that, as to all communications prior to Closing between or among Greenberg Traurig, LLP and Purchaser, any of Purchaser’s Affiliates or any of the Representatives of any of the foregoing, and any other documents, materials, reports, memoranda or other materials, items or things that are protected under the attorney-client privilege, the work product doctrine or any similar protection as of immediately prior to the Closing as a result of Greenberg Traurig, LLP’s representation of any of the foregoing, that relate in any way to this Agreement or the Transactions (collectively, the “Purchaser Privileged Communications and Materials”), the attorney-client privilege, protection under the work product doctrine or any similar privilege or protection and the expectation of client confidence shall survive the Closing and remain in effect; provided, that from and after the Closing, any such privilege, similar protection and expectation of client confidence shall be assigned to and controlled by Sponsor and shall not pass to or be claimed by Purchaser, the Company or any other Person other than Sponsor from and after the Closing, except to the extent expressly contemplated by the last sentence of this Section 12.17. In furtherance of the foregoing, each of the parties hereto agrees to take the steps necessary to ensure that any privilege or similar protection attaching as a result of Greenberg Traurig, LLP’s representation of Purchaser, any of its Affiliates or any of their respective Representatives in connection with this Agreement and the Transactions shall survive the Closing, remain in effect and be assigned to and controlled by Sponsor. As to any Purchaser Privileged Communications and Materials, each Seller-Side Party, each of their respective Affiliates and, from and after the Closing, Purchaser and its Affiliates, together with any of their respective successors or assigns, agree that no such party may use or rely on any of the Purchaser Privileged Communications and Materials in any Action involving any of the parties hereto or otherwise following the Closing except to the extent expressly contemplated by the last sentence of this

Section 12.17. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser and a third party other than a party to this Agreement after the Closing, Purchaser may assert the attorney-client privilege or similar protection to prevent disclosure of any Purchaser Privileged Communications and Materials to such third party; provided, however, that Purchaser may not waive such privilege or similar protection without the prior written consent of Sponsor.

SECTION 12.18    Seller Representative.

(a)    Each Seller hereby irrevocably appoints BTO Urban and Family Holdings, acting jointly, to serve (and each Purchaser-Side Party hereby acknowledges that the Seller Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on behalf of such Seller). Without limiting the generality of the foregoing appointment, the Seller Representative is authorized and empowered to execute any and all instruments, certificates or other documents on behalf of each Seller, and to do any and all other acts or things on behalf of each Seller, which the Seller Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the Transactions and the performance of all obligations hereunder or under any other Transaction Agreements from and after the date hereof, including the exercise of the power to: (i) execute any documents on behalf of each Seller, including any amendment to, or waiver under, this Agreement, (ii) give and receive notices and communications to or from any other Person relating to this Agreement or any of the Transactions and other matters contemplated hereby or by any other Transaction Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a Seller individually), (iii) engage and employ, on behalf of the Sellers, Representatives (including legal counsel and other professionals) and incur such expenses as the Seller Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers (which shall reimburse the Seller Representative for the same), (iv) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, any dispute between any other Person and any or all of the Sellers, in each case, relating to this Agreement or the Transactions, (v) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. Any action taken by the Seller Representative will require the prior written consent of each of BTO Urban and Family Holdings, except to the extent otherwise agreed by BTO Urban and Family Holdings in writing. The Seller Representative shall have the sole and exclusive authority and power to act on behalf of each Seller with respect to the disposition, settlement or other handling of all claims under this Agreement and all rights or obligations arising under this Agreement. Each Seller shall be bound by all actions taken and documents executed by the Seller Representative in compliance with this Section 12.18 in connection with this Agreement, and each Purchaser-Side Party shall be entitled to rely on any action or decision of the Seller Representative, provided such action or decision reflects the consent of both BTO Urban and Family Holdings. The Seller Representative shall receive no compensation (other than the expense reimbursement contemplated above) for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller.

(b)    The Seller Representative will have no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Seller Representative in its capacity as such. The agencies and proxies created hereunder by the Sellers are coupled with an interest and are therefore irrevocable without the consent of the Seller Representative, and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Seller Representative will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest the same. The Seller Representative is authorized to act on behalf of each Seller in accordance with the terms of this Section 12.18, notwithstanding any dispute or disagreement with or among the Sellers.

(c)    In performing the functions specified in this Agreement, as Seller Representative, neither BTO Urban nor Family Holdings shall be liable to any Seller for any errors in judgment, negligence, lack of oversight, breach of duty or otherwise. Each Seller severally (based on the consideration such Seller actually receives (or would have received, in the event the Agreement is terminated prior to the Closing) under this Agreement), and not jointly, shall indemnify and hold harmless BTO Urban and Family Holdings in their joint capacity as Seller Representative from and against any and all losses, damages, claims and liabilities (including attorneys’ fees and other costs of defending against claims) incurred by them and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of any Seller-Side Party hereunder, and each Purchaser-Side Party agrees that it will not in any event look to the assets of BTO Urban or Family Holdings, acting in such capacity, for the satisfaction of any obligations to be performed by any Seller-Side Party hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

REPLAY ACQUISITION CORP.

By:	/s/ Edmond M. Safra

Name:	Edmond M. Safra
Title:	Co-Chief Executive Officer

By:	/s/ Gregorio Werthein

Name:	Gregorio Werthein
Title:	Co-Chief Executive Officer

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Edmond M. Safra

Name:	Edmond M. Safra
Title:	President

RPLY MERGER SUB LLC

By:	/s/ Edmond M. Safra
Name:	Edmond M. Safra
Title:	Manager

RPLY BLKR MERGER SUB LLC

By:	/s/ Edmond M. Safra
Name:	Edmond M. Safra
Title:	Manager

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:	/s/ Graham Fleming

Name:	Graham Fleming
Title:	President

UFG MANAGEMENT HOLDINGS LLC

By: UFG Holdings LLC, its Managing Member

By:	/s/ Graham Fleming

Name:	Graham Fleming
Title:	Chief Administrative Officer

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BLACKSTONE TACTICAL OPPORTUNITIES FUND (URBAN FEEDER)—NQ L.P.

By:	Blackstone Tactical Opportunities Associates—NQ L.L.C., its general partner

By:	BTOA—NQ L.L.C., its sole member

By:	/s/ Christopher J. James

Name:	Christopher J. James
Title:	Authorized Person

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES—NQ L.L.C.

By:	BTOA—NQ L.L.C., its sole member

By:	/s/ Christopher J. James

Name:	Christopher J. James
Title:	Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP—NQ—ESC L.P.

By: BTO—NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James

Name:	Christopher J. James
Title:	Authorized Person

BTO URBAN HOLDINGS L.L.C.
(as a Seller)

By:	/s/ Menes Chee

Name:	Menes Chee
Title:	Authorized Person

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LIBMAN FAMILY HOLDINGS LLC
(as a Seller)

By:	/s/ Brian Libman

Name:	Brian Libman
Title:	Manager

THE MORTGAGE OPPORTUNITY GROUP LLC (as a Seller)

By:	/s/ Brian Libman

Name:	Brian Libman
Title:	Manager

L AND TF, LLC
(as a Seller)

By:	/s/ John Keratsis

Name:	John Keratsis
Title:	Manager

JOE CAYRE
(as a Seller)

/s/ Joe Cayre

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BTO URBAN HOLDINGS L.L.C.
(as the Seller Representative)

By:	/s/ Menes Chee

Name:	Menes Chee
Title:	Authorized Person

LIBMAN FAMILY HOLDINGS LLC
(as the Seller Representative)

By:	/s/ Brian Libman

Name:	Brian Libman
Title:	Manager

[Signature Page to Transaction Agreement]